SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed	by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

FNB United Corp.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FNB UNITED CORP.

150 South Fayetteville Street

Asheboro, North Carolina 27203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2007

Notice is hereby given that the Annual Meeting of Shareholders of FNB United Corp. (the “Corporation”) will be held at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, on Tuesday, the 8th day of May, 2007, at one o’clock p.m., preceded by a luncheon beginning at 12:15 p.m., for the following purposes:

1.	To elect one Class I Director to serve for a one-year term expiring at the Annual Meeting in 2008.

2.	To elect one Class II Director to serve for a two-year term expiring at the Annual Meeting in 2009.

3.	To elect five Class III Directors to serve for three-year terms expiring at the Annual Meeting in 2010.

4.	To approve an amendment to the Corporation’s 2003 Stock Incentive Plan to increase the total number of shares of common stock authorized for issuance under the plan by 725,000 shares (from 420,000 shares to 1,145,000 shares).

5.	To consider and act upon any other business as may come before the meeting or any adjournment thereof.

All shareholders are invited to attend the meeting. Only those shareholders of record at the close of business on March 22, 2007, shall be entitled to notice of the meeting and to vote at the meeting.

Information relating to the activities and operations of FNB United Corp. during the fiscal year ended December 31, 2006, is contained in the Corporation’s Annual Report, which is enclosed.

By Order of the Board of Directors

JERRY A. LITTLE

Treasurer and Secretary

April 6, 2007

Whether or not you plan to attend the meeting in person, your Board of Directors urges you to mark, date, sign and return the enclosed proxy as promptly as possible or to vote by the Internet or telephone as described on the proxy form.

FNB UNITED CORP.

150 South Fayetteville Street

Asheboro, North Carolina 27203

PROXY STATEMENT

GENERAL INFORMATION

The following information is furnished in connection with the solicitation of proxies by the Board of Directors of FNB United Corp. (the “Corporation” or “FNB United”) for use at the Annual Meeting of Shareholders to be held on May 8, 2007, at 1:00 p.m. at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina. The principal executive offices of the Corporation are located at 150 South Fayetteville Street, Asheboro, North Carolina 27203 (Telephone: 336-626-8300). This proxy statement and the enclosed form of proxy, together with the Corporation’s 2006 Annual Report, were first sent to shareholders on or about April 6, 2007.

Shareholders may vote either by completing and returning the enclosed form of proxy or through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth on the enclosed form of proxy. Regardless of the method of voting, a shareholder may revoke a proxy before it is voted at the meeting by completing and returning a proxy form with a later date, by voting by telephone or on the Internet at a later date and prior to the close of the telephone or Internet voting facilities, by writing to the Secretary of the Corporation and stating that the shareholder is revoking an earlier proxy, or by voting in person at the meeting. If a shareholder votes more than once, the latest vote will be counted. The shares represented by all properly executed proxies received by the Corporation in time to be taken to the meeting will be voted; and, if a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specification. If a specification is not made, the proxy will be voted for the proposals set forth in the Notice of Annual Meeting of Shareholders.

FNB United will pay the costs of the Annual Meeting and the solicitation of proxies. Solicitation of proxies may be made in person or by mail or telephone by directors, officers and regular employees of the Corporation or its subsidiary, First National Bank and Trust Company (“First National Bank”), without additional compensation therefor. The Corporation may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of FNB United common stock held of record by such person, and the Corporation will reimburse such forwarding expenses. FNB United has retained Georgeson, Inc. to assist in the solicitation of proxies from shareholders for an anticipated fee of $6,500, plus out-of-pocket expenses.

VOTING SECURITIES OUTSTANDING AND PRINCIPAL SHAREHOLDERS

Only holders of record of FNB United common stock at the close of business on March 22, 2007 (the “Record Date”), are entitled to a notice of and to vote on matters to come before the Annual Meeting or any adjournment thereof. On the Record Date, there were 11,319,662 shares of FNB United common stock issued and outstanding.

Each share is entitled to one vote on all matters. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FNB United common stock entitled to vote is necessary to constitute a quorum. Abstentions and broker nonvotes will be counted as present and entitled to vote for purposes of determining a quorum.

The Corporation is not aware of any holders of more than 5% of the outstanding shares of FNB United common stock as of March 22, 2007.

EXECUTIVE OFFICERS

The following table sets forth the current executive officers of the Corporation and also shows their positions with First National Bank.

Name	Age	Position in FNB United	Position in First National Bank
Michael C. Miller	56	Chairman and President	Chairman and President
R. Larry Campbell	62	Vice President	Executive Vice President
Robert O. Bratton	58	Vice President	Executive Vice President and Chief Administrative Officer
Jerry A. Little	63	Treasurer and Secretary	Senior Vice President and Secretary
R. Mark Hensley	48	—	Executive Vice President and Chief Banking Officer

The above officers, other than Messrs. Bratton and Hensley, have held executive positions with the Corporation or First National Bank or both for at least the past five years. Prior to joining FNB United in 2006, Mr. Bratton served as chief financial officer of First Charter Corporation, a bank holding company based in Charlotte, North Carolina, for 25 years. Mr. Hensley joined the Corporation in 2001 as Mortgage Division Manager following 20 years with Wachovia Bank, N.A., where he led mortgage banking sales operations in two states. Officers are elected annually by the Board of Directors.

ELECTION OF DIRECTORS

The bylaws of the Corporation provide that the number of directors shall consist of not less than nine nor more than twenty-five, with the exact number of directors within such maximum and minimum limits to be fixed and determined from time to time by resolution adopted by a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. There are presently 17 directors. The Board of Directors has set the total number of directors at 16 following the 2007 Annual Meeting, all of whom either will be elected at the 2007 Annual Meeting or were previously elected and will remain in office after that meeting. Director David E. Cline, who was named to the Board of Directors in June 2006 following the merger of Integrity Financial Corporation into FNB United, is not standing for reelection to the Board and will resign effective at the time of the 2007 Annual Meeting.

The Board of Directors is divided into three classes: Class I, Class II and Class III. In accordance with this classification, the members of Class III of the Board of Directors are to be elected at this Annual Meeting. In addition, three individuals who were elected by the Board of Directors to serve as directors since the 2006 Annual Meeting of Shareholders are to be elected at this Annual Meeting. It is intended that the persons named in the accompanying form of proxy will vote for the five nominees listed below for directors of the Corporation in Class III, the nominee listed below in Class I, and the nominee listed below in Class II, unless authority so to vote is withheld. Each nominee is at present a member of the Board of Directors. Class III directors will serve for three-year terms expiring at the 2010 Annual Meeting, the additional member of Class I will serve a one-year term expiring at the 2008 Annual Meeting, and the additional member of Class II will serve a two-year term expiring at the 2009 Annual Meeting, or until their successors shall be elected and shall qualify. Directors are elected by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions and broker nonvotes will not affect the election results if a quorum is present.

The following information is furnished with respect to the nominees for election as directors of the Corporation in Classes III, I and II, and for the directors in Classes I and II whose terms expire at the Annual Meetings occurring in 2008 and 2009, respectively. This information includes their ages, their principal occupations during the past five years, any other directorships they serve with any company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to Section 15(d) of that Act or any investment company registered under the Investment Company Act of 1940, and the year during which each was first elected a director of FNB United.

Nominees for Class III Directors to Serve for Three-Year Terms Expiring at the Annual Meeting in 2010

Name	Age	Principal Occupation and Other Directorships	Director Since
James M. Campbell, Jr.	68	Private Investor; President and Treasurer (until retirement in 2005), Sew Special, Inc. (manufacturer of private label apparel)	1984

R. Larry Campbell	62	Vice President of FNB United (effective 2002) and Executive Vice President (effective 2003) and Senior Vice President (effective 2000) of First National Bank	2000

Thomas A. Jordan	67	President, Michael Thomas Furniture, Inc. (manufacturer of upholstered furniture)	1984

H. Ray McKenney, Jr.	52	President, McKenney Family Dealerships (automobile dealerships)	2006

Michael C. Miller	56	Chairman and President of FNB United and First National Bank	1992

Nominee for Class I Director to Serve for a One-Year Term Expiring at the Annual Meeting in 2008

Name	Age	Principal Occupation and Other Directorships	Director Since
Robert P. Huntley	69	Chairman and Secretary, Timber Ridge Lumber Company (wholesaler of hardwood lumber); Director of Burke Mills, Inc.	2006

Nominee for Class II Director to Serve for a Two-Year Term Expiring at the Annual Meeting in 2009

Name	Age	Principal Occupation and Other Directorships	Director Since
Carl G. Yale	55	Certified Public Accountant and Partner, Hemric & Yale (certified public accountants)	2006

Class I Directors with Continuing Terms Expiring at the Annual Meeting in 2008

Name	Age	Principal Occupation and Other Directorships	Director Since
Jacob F. Alexander III	57	President, The Alexander Companies, Inc. (commercial real estate development) and A & H Investments (real estate investments)	2005

Darrell L. Frye	61	Vice President of Finance, Harriss & Covington Hosiery (manufacturer of men’s and ladies’ athletic socks)	1999

Lynn S. Lloyd	56	Owner and President (effective 2003), Digital Imaging and Professional Services, LLC (digital photography and presentation services); Division Quality Control Manager (until retirement in 2002), Burlington Industries, Inc. (manufacturer of textile products)	2005

J. M. Ramsay III	59	President, Elastic Therapy, Inc. (manufacturer of medical and specialty hosiery)	1989

Class II Directors with Continuing Terms Expiring at the Annual Meeting in 2009

Name	Age	Principal Occupation and Other Directorships	Director Since
Larry E. Brooks	66	Vice President and Accountant, Cobb Ezekiel Brown & Co., PA (certified public accountants)	2005

W. L. Hancock	71	President and Treasurer, Hancock Farms, Inc. (feeder cattle)	1973

Eugene B. McLaurin, II	50	Manager of Industrial Business Unit, Total Lubricants USA, Inc. (manufacturer of industrial lubricating oils and metalworking fluids)	2002

R. Reynolds Neely, Jr.	53	Planning Director, City of Asheboro Planning Department	1980

Richard K. Pugh	72	Retired; Chairman (until retirement in 1999), Pugh Oil Company, Inc. (convenience stores and petroleum products distribution)	1988

In the event that any nominee should not be available to serve for any reason (which is not anticipated), it is intended that the persons acting under the proxy will vote for the election, in his stead, of such other persons as the Board of Directors of the Corporation may recommend.

Director Independence

Rules of the Nasdaq Stock Market require that a majority of the Board of Directors be independent directors, as defined in Nasdaq Marketplace Rule 4200. FNB United has reviewed the independence of each of its directors. In conducting this review, the Corporation has considered transactions and relationships between each director, or any member of his family, and FNB United and its subsidiaries. As a result of this review, the Board of Directors has determined that all of the directors, including those nominated for election at the annual meeting, are “independent” under the Nasdaq listing standards, with the exceptions of Michael C. Miller, Chairman and President of FNB United and First National Bank, R. Larry Campbell, Vice President of FNB United and Executive Vice President of First National Bank, and Jacob F. Alexander III.

The Board, Committees of the Board and Meetings

The directors of the Corporation also serve on the board of directors of First National Bank. The Corporation’s Board of Directors holds regular quarterly meetings to conduct the normal business of the Corporation and meets on other occasions when required for special circumstances. The First National Bank board holds regular monthly meetings and may meet on other occasions as circumstances warrant. Certain board members serve on standing committees. Among these committees are the Audit, Compensation, and Nominating and Corporate Governance Committees, whose members and principal functions are described below. During the fiscal year ended December 31, 2006, the Board of Directors held a total of four meetings and the First National Bank board held 12 meetings. Each incumbent director attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he served. Directors are encouraged to attend the Annual Meeting of Shareholders. All of the Corporation’s then 14 directors attended the Corporation’s last Annual Meeting.

Audit Committee.    The Audit Committee reviews the Corporation’s external and internal auditing systems, and monitors compliance with prescribed accounting and regulatory procedures. It operates under a formal charter, which governs its conduct and responsibilities. A copy of the charter is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com. Among its duties, the Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between the Corporation and a director or executive officer unrelated to service as a director or officer, approval of nonaudit services provided by the Corporation’s independent auditor, review of the Corporation’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. Additionally, the committee reviews the audited consolidated financial statements to be included in the Corporation’s Annual Report on Form 10-K. Dixon Hughes PLLC, the Corporation’s independent public accountants, reports directly to the Audit Committee. Members of the committee are Directors Brooks, Frye, Neely (Chair) and Yale. Each of the members of the committee is independent as defined by Nasdaq listing standards and the Board of Directors has determined that Mr. Frye is an audit committee financial expert. The Audit Committee met five times during the 2006 fiscal year.

Compensation Committee.    The Compensation Committee deals in broad terms with personnel matters affecting the Corporation. The Compensation Committee operates under a formal charter, a copy of which is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com. The committee assists the Board of Directors in fulfilling its responsibilities regarding compensation of the Corporation’s executive and other senior officers and directors, oversight of the administration of the Corporation’s employee compensation and benefit plans and programs, evaluation and review of the Corporation’s management resources, evaluation of the performance of the chief executive officer, including determining and approving the chief executive officer’s compensation, and administration of the Corporation’s equity-based incentive plans, including making awards under such plans. Members of this committee are Directors Cline, Jordan (Chair), McLaurin, Pugh and Ramsay, each of whom is independent as defined by Nasdaq listing standards. The Compensation Committee met seven times during the 2006 fiscal year.

The Compensation Committee’s policy is to review executive officer compensation no less frequently than annually. In consultation with senior management, the committee reviews and approves the Corporation’s compensation philosophy and oversees and monitors the Corporation’s compensation policies, plans and programs in light of that philosophy. The committee determines and recommends to the Board of Directors the compensation of the chief executive officer and, with the recommendations of the chief executive officer, reviews and approves the total compensation for the Corporation’s other executive and senior officers. In making these reviews and recommendations, the committee tries to ensure that senior management compensation is consistent with the Corporation’s compensation philosophy, company and personal performance, changes in market practices, changes in individual’s responsibilities, and general economic conditions.

To assist it in fulfilling its responsibilities, the Compensation Committee retained Clark Consulting, a firm specializing in compensation matters for the banking industry, in 2006 to advise it on various matters relating to both executive and director compensation. The consultant reports to the chair of the committee. Compensation projects with which the consultant provided assistance included an overall compensation review for the Corporation’s executive officers, review of the Corporation’s annual incentive plans, design of the committee’s charter and the Corporation’s compensation philosophy, review of director compensation, and general education regarding the committee’s duties and responsibilities. Pursuant to the committee’s charter, the committee has the authority to retain and terminate such consultant and engage other advisors.

The Compensation Committee frequently requests the chief executive officer and senior vice president of Human Resources to be present at committee meetings to discuss executive compensation, the performance of the Corporation and of individual executive and other senior officers. Occasionally, other executives and corporate counsel may attend committee meetings to provide pertinent financial or legal information. Although these executives may give their insights and suggestions, the decision-making authority remains with the committee members.

Nominating and Corporate Governance Committee.    The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities by reviewing and making recommendations to the Board regarding the Board’s composition and structure, establishing criteria for Board membership, evaluating the corporate policies relating to the recruitment of Board members and assisting the Board in establishing and maintaining effective corporate governance policies and practices. The committee identifies, investigates and recommends to the full Board of Directors the nominees for election as directors at the annual shareholder meetings and is responsible for filling any vacancies that may occur in the interval between annual meetings. It operates under a formal charter, which governs its conduct and responsibilities. The charter is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com. The committee considers various factors when evaluating potential nominees, including their independence, ability to read and understand basic financial statements, expertise and business experience, character, judgment and vision. Members of the committee are Directors J. Campbell, Hancock, Huntley, Lloyd and McLaurin (Chair), each of whom is independent as defined by Nasdaq listing standards. The Nominating and Corporate Governance Committee met six times during the 2006 fiscal year.

The committee will consider qualified candidates recommended by shareholders. Shareholders can submit the names of qualified candidates, together with a written description of the candidate’s qualifications and appropriate biographical information, to the Nominating and Corporate Governance Committee at FNB United Corp., P.O. Box 1328, 150 South Fayetteville Street, Asheboro, North Carolina 27204. Submissions will be forwarded to the Chair of the Nominating and Corporate Governance Committee for review and consideration. Any shareholder desiring to recommend a director candidate for consideration at our 2008 Annual Meeting must ensure that the submission is received by the Corporation no later than December 8, 2007, to provide adequate time for the committee to consider the candidate. The committee does not have any formal policies regarding the consideration of candidates recommended by shareholders other than any such candidate will be considered at the same time and under the same criteria used to evaluate all other candidates.

Executive Sessions.    The members of the Board of Directors who are independent within the meaning of the Nasdaq listing standards meet regularly in executive session without management present. Although executive sessions are generally held in conjunction with a regularly scheduled Board meeting, other sessions may be called by two or more independent directors in their own discretion or at the request of the Board of Directors.

Stock Ownership

The Board strongly encourages directors to own a meaningful number of shares of FNB United common stock. The Board has adopted a policy requiring each director to own shares of FNB United common stock having a value equal to three times the director’s annual cash retainer. A director should own one-third or more of such shares at the time his or her service on the Board commences and acquire the remaining shares within three years thereafter.

Contacting the Board of Directors

Any shareholder who desires to contact the Board of Directors may do so by writing to Michael C. Miller, Chairman and President, FNB United Corp., P.O. Box 1328, Asheboro, North Carolina 27204. Communications received in writing are distributed to the full Board of Directors or a committee of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, a complaint regarding compensation matters will be forwarded to the Chair of the Compensation Committee and complaints relating to accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee.

Codes of Ethics

FNB United has adopted a Code of Ethics for Senior Financial Officers, which is applicable to the Corporation’s chief executive officer, principal financial and accounting officer, controller and such other officers as the Audit Committee of the Board of Directors may designate from time to time. The purposes of this code of ethics are to promote honest and ethical conduct, full and accurate disclosure in a timely and understandable manner in periodic reports filed by the Corporation, and compliance with applicable laws, and to deter wrongdoing. A copy of the Code of Ethics for Senior Financial Officers is filed as an exhibit to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Corporation has also adopted a Code of Business Ethics applicable to all of the officers, directors, and employees of FNB United and its subsidiaries. This code establishes guidelines for professional and ethical conduct in the workplace. A copy of the Code of Business Ethics is available online through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of the compensation program of FNB United, particularly as it pertains to the Corporation’s principal executive officer, principal financial officer and two other most highly compensated executive officers in 2006. These four individuals are referred to throughout this discussion as the “named executive officers.” This discussion focuses on compensation and practices relating to FNB United’s most recently completed fiscal year.

Philosophy and Objectives

FNB United maintains that a direct link must exist between the Corporation’s financial performance and the total compensation received by its chief executive officer, executive officers and other senior officers. Executive compensation packages reflect the Corporation’s overall financial performance, the increase in shareholder value, the success of the business unit directly affected by the executive’s performance, and the performance of the individual executive. The Corporation adheres to a simple philosophy: high performing people on high performing teams get high compensation. The objectives of the Corporation’s compensation program are to:

•	Attract and retain excellent officers and employees and to reward and motivate the productivity and commitment of those officers and employees.

•	Maintain an excited and motivated workforce.

•	Help the Corporation compete successfully for employees with the mix of experiences and skills vital to its mission.

•	Set pay in consideration of similar companies and recruiting markets while also within the Corporation’s resources.

•	Be fiscally responsible.

The Corporation recognizes that compensation is comprised of several components, including salary, incentive pay, benefits, and career development opportunities. Pay is designed to recruit and retain excellent officers and employees and reflects the contribution, content, and complexity of the work. Through the use of incentive pay, FNB United rewards excellent performance at all levels. Incentive compensation may be paid in cash or may be equity-based. All grants of equity, whether stock options, shares of restricted stock or other forms of stock awards, are to reflect transparently the Corporation’s financial performance. Recognizing that a healthy and secure workforce is best able to contribute to its mission, the Corporation strives to provide a set of core benefits, including health, disability, death and retirement benefits, that are competitive with benefits offered by similar employers.

FNB United’s Board of Directors, through its Compensation Committee, is responsible for identifying performance measures that reflect the strategic direction and results achieved by the Corporation. Annual and long-term performance measures, such as return on equity, return on assets, earnings per share, asset growth, deposit growth, efficiency ratio and other measures determined by the Board, are used to align executive pay and executive performance. In particular, the Corporation’s total compensation packages for the named executive officers are intended to take into account asset size, growth, and performance of the Corporation. In addition and assuming that the Corporation’s performance is at expected, target levels, FNB United endeavors to provide total compensation for the named executive officers that is competitive and at approximately the median of a peer group of comparably-sized, regional community banks.

Competitive Positioning

In determining the amount of total compensation for the named executive officers each year, the Compensation Committee reviews competitive market data from a selected peer group of comparable, regional community banks. Although the committee reviews individual levels of base salary, annual incentives, long-term incentives, and benefits provided by members of the peer group, it strives to target the total compensation of the named executive officers to the peer group median of total compensation to be competitive on an overall basis in the market and to emphasize performance-based compensation.

In 2006, the Corporation and the Compensation Committee worked with Crowe Chizek and Company LLC, a comprehensive consulting and accounting firm, and Clark Consulting, a firm specializing in compensation matters for the banking industry, to review total compensation levels for the named executive officers and other executive and senior officers. The primary data used in setting competitive market compensation levels for the named executive officers was derived from publicly available information about the 21 companies listed below (ticker symbols shown parenthetically). These companies include banks and bank holding companies of similar size and business strategy to that of FNB United. The Corporation and the Compensation Committee intend to review and update, if necessary, this peer group in 2007 utilizing the most current proxy information to reflect current growth and performance.

2006 Peer Group

• Ameris Bancorp (ABCB)	• Greene County Bancshares, Inc. (GCBS)
• Bank of Granite Corporation (GRAN)	• LSB Bancshares, Inc. (LXBK)
• Capital Bank Corporation (CBKN)	• Pinnacle Financial Partners, Inc. (PNFP)
• Coastal Financial Corporation (CFCP)	• Security Bank Corporation (SBKC)
• Cardinal Financial Corporation (CFNL)	• SCBT Financial Corporation (SCBT)
• FNB Corporation (FNBP)	• Southern Community Financial Corp. (SCMF)
• FNB Financial Services Corporation (FNBF)	• TowneBank (TOWN)
• First Bancorp (FBNC)	• Union Bankshares Corporation (UBSH)
• First Community Bancshares, Inc. (FCBC)	• Virginia Commerce Bancorp, Inc. (VCBI)
• First Financial Holdings, Inc. (FFCH)	• Virginia Financial Group, Inc. (VFGI)
• GB&T Bancshares Inc. (GBTB)

The committee attempts to make compensation decisions consistent with the objectives and considerations described above, including, in particular, market levels of compensation it believes are necessary to attract, motivate and retain an experienced and effective management team. Notwithstanding the Corporation’s overall competitive pay positioning objectives, compensation opportunities for specific individuals vary based on a number of factors, such as performance, scope and breadth of duties, institutional knowledge, and potential difficulty in recruiting a new executive. Actual total compensation in any given year will vary above or below target compensation levels of the peer group based primarily on the attainment of operating goals.

Components of the Compensation Program

FNB United’s executive compensation program is comprised of four primary components. They are: base salary, annual cash incentives, long-term incentives, and benefits. A brief description of these four components and related programs follows.

Annual Base Salary

FNB United pays its executives base cash salaries that are designed to provide competitive levels of compensation, taking into account the individual executive’s experience, performance, responsibilities, and past and potential contributions to the Corporation. Base salaries provide a basic level of compensation that is necessary to recruit and retain executives. Periodic increases in salaries are based primarily on judgments of merit, guided by regular appraisals of individual work performance. The Compensation Committee reviews a number of factors, including, as appropriate in individual cases, the executives’ general managerial oversight of the Corporation, the quality of their communications with the Board of Directors, the Corporation’s achievement of established performance goals, and the Corporation’s record of compliance with regulatory requirements. There is no specific weighting applied to the factors considered, and the Compensation Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the Corporation’s compensation philosophy. The committee endeavors to provide executives and management employees with an opportunity to earn compensation that is fair, reasonable and competitive with that paid by other financial institutions similar in size and other respects to FNB United.

Base salary levels are also important because FNB United generally ties the amount of cash incentive compensation and retirement benefits to an executive’s base compensation. For example, participation in the Corporation’s annual cash incentive plan is generally denominated as a designated percentage of one’s base salary.

The Compensation Committee is responsible for recommending to the Board of Directors the base salary for the Corporation’s chief executive officer. The committee also approves the base salaries of the remaining executive and other senior officers of the Corporation based on the recommendations of the chief executive officer.

In 2006, the Compensation Committee engaged Clark Consulting to review the Corporation’s salary and compensation structure for senior management in light of compensation paid to executive officers of comparable financial institutions of similar asset size. Based in part on this review and its review of the Corporation’s overall financial performance and completion of acquisitions of two other financial institutions, the committee recommended to the Board of Directors an increase in Mr. Miller’s base salary to $325,000 effective January 31, 2007. The Board approved this increase. The committee also approved the following base salaries for FNB United’s other named executive officers effective August 1, 2006: Mr. Little, $135,000; Mr. Campbell, $160,000; and Mr. Hensley, $150,000.

Annual Cash Incentive Compensation

FNB United has established an annual cash incentive compensation plan that is designed to foster achievement of the Corporation’s annual performance goals. All employees of First National Bank are eligible to participate in the plan. The plan provides for payments based upon the bank’s performance as measured against key performance indicators approved early each year by the Compensation Committee for that year. These performance indicators are generally established for asset growth and deposit growth, net interest margin, non-interest income, loan quality, and operating productivity. The plan also requires that predetermined levels of return on assets and return on equity be achieved before awards will be made under the plan. For 2006, performance metrics were determined without inclusion of the bank acquisitions that were made by the Corporation and closed during 2006. The legacy First National Bank target return on assets was 1.10% and the target return on equity was 11.0%, both of which were achieved. All First National Bank employees receive the same percentage of base salary when awards are made. Each legacy First National Bank employee, including the named executive officers, received 2.6% of his or her base salary under the annual cash incentive compensation plan.

Nine executive and senior officers of FNB United, including the named executive officers, also participate in an executive incentive plan. Under this plan, these officers may receive additional annual cash payments if the targeted returns on assets and equity and the key performance indicators identified by the Compensation Committee under the annual cash incentive compensation plan described above are achieved. Prior to 2006, this plan was a deferred compensation plan, paying out awards over four years (40% in the first year and 20% in each of the succeeding three years). With the addition of Section 409A to the Internal Revenue Code of 1986, as amended, by the American Job Creation Act of 2004, which makes significant changes to the tax treatment of certain types of deferred compensation, FNB United elected in 2006 to amend the executive incentive plan to discontinue deferrals under the plan. Amounts that had been previously earned and deferred under the plan were paid out to the participants in 2006. The named executive officers received the following deferred amounts: Mr. Miller, $83,772; Mr. Little, $31,278; Mr. Campbell, $36,163; and Mr. Hensley, $28,191. For 2006, each of the participants in the executive incentive plan earned and received 10% of his or her 2006 base salary under the plan.

Due to the efforts of management and all employees to complete, at the Board’s direction, the Corporation’s mergers with United Financial, Inc. and its subsidiary, Alamance Bank, and Integrity Financial Corporation and its subsidiary, First Gaston Bank of North Carolina, the Compensation Committee decided to award an additional cash bonus to all employees of each banking organization. Recognizing that completing these mergers and integrating the various businesses required attention that otherwise would have been focused on achieving or surpassing the key performance indicators outlined under the annual cash incentive plan, the committee determined that a one-time bonus award to employees was appropriate. The Board of Directors had set the deadlines for completing the acquisitions and integrating the banking systems. The deadlines were met. Each employee of FNB United’s bank subsidiaries received for 2006 a cash bonus of 2.5% of his or her base salary while employed with FNB United.

The total cash incentives paid to the named executive officers for 2006 are shown in the Summary Compensation Table set forth under “Executive Compensation” below.

Long-Term Incentive Compensation

The Corporation believes that long-term incentives are important to focus attention on long-range objectives and future returns to shareholders. Long-term incentive awards are equity-based and generally take the form of stock options and shares of restricted stock. They are designed to align the executives’ interests with those of other shareholders, to encourage the retention of key executives, and to encourage significant stock ownership. Awards are made under the FNB United Corp. 2003 Stock Incentive Plan. Only a limited number of shares remain available for awards under that plan and the Corporation’s shareholders are being asked at the 2007 Annual Meeting to approve an amendment to the plan to increase the number of shares that may be issued under it from 420,000 shares to 1,145,000 shares.

FNB United does not follow a predetermined formula or fixed methodology in making incentive equity awards. These awards are made on a discretionary basis, reflecting the Corporation’s current financial performance, the individual recipient’s level of responsibility, and the number of stock options and shares of restricted stock previously granted to the executive. All grants of equity, whether stock options, shares of restricted stock or stock performance awards, are to reflect transparently the Corporation’s financial performance.

The Corporation expenses stock option grants in accordance with Statement of Financial Accounting Standard No. 123R (revised 2004), “Share-Based Payment,” which was adopted by the Corporation effective January 1, 2006. When determining whether to award stock options or shares of restricted stock, or a combination of both, the Corporation’s aim is to weigh the cost of the grants with their potential benefits as a means of compensation. FNB United recognizes that granting stock options serves a different purpose than awarding shares of restricted stock. Stock options have the effect of focusing the named executive officers on delivering long-term value to the shareholders as the options only have value to the extent the Corporation’s stock price on the date of exercise exceeds the exercise price on the date of grant. Stock options are an effective compensation tool only if the stock price grows over the term of the award. They serve to motivate. Shares of restricted stock, however, offer executives the opportunity to receive shares of FNB United stock on the date the restriction lapses. Unlike stock options, restricted shares serve both to reward and retain executive and other senior officers, as the value of the award is tied to the price of FNB United common stock when the restrictions lapse. When deciding whether to grant stock options or restricted stock, the Compensation Committee reviews the specific purpose of the grant to the individual executives.

FNB United’s policy is to make grants of equity-based compensation only at current market prices. The exercise price of stock options is set at the closing stock price on the date of grant and no “in-the-money” options or options with exercise prices below market value on the date of grant are granted. The Corporation does not endeavor to make restricted stock awards and stock option grants at a particular time of the year but does try to make the awards and grants at times when they will not be influenced by scheduled releases of information. The Corporation believes that it minimizes the influence of its disclosures of nonpublic information on the exercise price of its equity awards by setting vesting periods at one year or longer and by selecting dates several days or weeks after it reports its financial results and well in advance of its next anticipated earnings release. FNB United does not otherwise time or plan the release of material, nonpublic information for the purpose of affecting the value of executive compensation.

The Compensation Committee oversees the administration of, and makes awards under, the Corporation’s equity-based employee incentive plans. The committee is responsible for recommending to the Board of Directors the equity incentive awards for the Corporation’s chief executive officer. The committee also approves the awards for the remaining executive and other senior officers of the Corporation based on the recommendations of the chief executive officer.

Benefits

Pension Plan.    The Corporation has maintained a noncontributory, qualified pension plan, which covers substantially all full-time employees who qualify as to age and length of service. Benefits under the pension plan are based on the employee’s compensation, which is comprised of total annual salary and cash incentive awards and bonuses, total years of service, age at retirement and the employee’s covered compensation under the Social Security laws. In September 2006, the Board of Directors approved a modified freeze to the pension plan. Effective December 31, 2006, no new employees are eligible to enter the plan. Participants who are at least age 40, have earned 10 years of vesting service as an employee of FNB United and remain an active employee as of December 31, 2006, will qualify under a grandfathering provision. Under that provision, the participant will continue to accrue benefits under the plan through December 31, 2011. In addition, the plan’s definition of final average compensation for the grandfathered participants was improved from a ten-year averaging period to a five-year averaging period as of January 1, 2007. The retirement benefits of all other participants in the pension plan had their retirement benefits frozen as of December 31, 2006. Of the named executive officers, Messrs. Miller and Little qualify under the grandfathering provision.

401(k) Savings Plan.    FNB United sponsors a qualified 401(k) plan to provide a tax-advantaged savings vehicle for employees, including the named executive officers. The Corporation believes that the 401(k) plan, and its contributions to the plan, increases the range of benefits offered to executives and enhances its ability to attract and retain employees. All employees with one year of service are eligible to participate in the plan. Under the terms of the plan for 2006, eligible employees were permitted to defer up to $15,000 of their eligible pay, and FNB United contributed 50% of the first 6% of salary deferred by the employee. The Corporation’s matching contributions to the plan were made in shares of FNB United common stock. FNB United established its limit on its matching contributions by reference to market and peer practices.

In conjunction with the modified freeze placed on the pension plan, the Corporation has enhanced the 401(k) plan, including the investment options under the plan, effective January 1, 2007. Enhancements to the 401(k) plan included increasing the employer match to dollar for dollar on the first 6% of eligible pay deferred by the employee under the plan, and providing an additional employer contribution each year based on years of service. Employees with fewer than 10 years will receive 2% of their base salary, employees with more than 10 but less than 20 years of service will receive 4% of base salary, and employees with 20 or more years of service will receive 6% of base salary. All employer contributions to the 401(k) plan, both matching amounts and service amounts, will be made in cash. The 401(k) plan is expected to be the Corporation’s primary retirement benefit plan.

Supplemental Executive Retirement Plans.    The Corporation offers a noncontributory, nonqualifed supplemental executive retirement plan (“SERP”) to nine executive and senior officers of First National Bank, including the named executive officers other than Mr. Campbell. Adopted following the reduction in qualified pension plan benefits to executive and senior officers caused by limitations imposed by the Internal Revenue Code of 1986, as amended, the SERP is intended to supplement the retirement benefits available under the Corporation’s pension plan and to thereby attract and retain key executive talent. Annual benefits payable under the SERP are based on factors similar to those for the pension plan described above and are limited to 60% of average compensation, offset by amounts payable under the pension plan and by 50% of Social Security benefits. Average compensation for purposes of the SERP means the average annual compensation during the final 10 years of employment.

Participants in the SERP become 100% vested in their accrued benefits upon attaining either early or normal retirement age, upon a change in control of the Corporation, upon involuntary termination of employment that is not for cause, or upon a substantial reduction in the participant’s regular and material duties for the Corporation. Participants who are terminated for cause or who voluntarily terminate their employment prior to reaching early or normal retirement age forfeit all benefits under the SERP.

In connection with the acquisition by the Corporation of Carolina Fincorp, Inc. in 2000, First National Bank assumed the obligations of Richmond Savings Bank, Inc., SSB under its Nonqualified Supplemental Retirement

Plan with Mr. Campbell. Under that plan, Mr. Campbell is entitled to a retirement benefit of $30,000 per year payable for 10 years commencing at age 65. The plan also provides for a $300,000 death benefit payable to Mr. Campbell’s beneficiaries if his employment is terminated by his death prior to age 65.

Benefits and Perquisites

Believing that a healthy and secure workforce is best able to contribute to the Corporation’s performance, FNB United strives to provide its employees a set of core benefits, including medical, dental, disability and life insurance coverage, that are competitive with those offered by comparable banks and employers. The Corporation also believes that providing benefits that are usual and customary within its peer group assists FNB United in attracting and retaining key executive talent. The named executive officers participate in these benefits on the same terms as other eligible employees of the Corporation.

Perquisites represent a very small part of the Corporation’s overall compensation package, and are offered only after consideration of business need. The Compensation Committee reviews annually the perquisites and other personal benefits provided to senior management. The primary perquisites are reimbursement of country club expenses and the exclusive use of an automobile. Automobiles are provided to Messrs. Miller and Campbell with the Corporation paying all operating and service expenses, including automobile insurance, related to the vehicle. Any personal use of the automobile by the executive is accounted for and reported as additional compensation to the executive. The Corporation sponsors golf or country club memberships for certain senior executives, including each of the named executive officers, who have responsibility for the entertainment of clients and prospective clients. The Corporation also pays the expenses for the spouses of Messrs. Miller and Campbell to accompany them to the annual conventions of the American Bankers Association or the North Carolina Bankers Association or both.

Employment Agreements

First National Bank has entered into employment agreements with Michael C. Miller and R. Larry Campbell to assure their continuing services to First National Bank.

Effective as of January 1, 2006, the Corporation entered into a new employment agreement with Michael C. Miller pursuant to which Mr. Miller will continue to be employed as chief executive officer and president of the Corporation and its principal subsidiary, First National Bank. The employment agreement supersedes in its entirety the prior employment agreement between First National Bank and Mr. Miller dated December 27, 1995.

The employment agreement has an annually renewing three-year term, unless the Corporation notifies Mr. Miller of its intent not to extend the term. In any event, the employment agreement will not extend beyond December 31 of the year in which Mr. Miller attains age 65. The employment agreement provides for an annual base salary, subject to annual review, in an amount not less than Mr. Miller’s base salary as of January 1, 2006, which was $300,000, participation in all of the Corporation’s compensation and other benefit plans and programs, and various perquisites, including club memberships, vacation, and use of an automobile, all as are set forth in the employment agreement.

The employment agreement provides that it may be terminated by the Corporation with cause or as a result of Mr. Miller’s death or disability. If terminated for cause, Mr. Miller would be entitled to receive only his base salary through the date of termination and the amount of any compensation previously deferred. If the agreement is terminated due to Mr. Miller’s death, the Corporation will pay to his designated beneficiary or legal representative his then base salary through the last day of the calendar month in which the death occurs and a prorated bonus for the year of death based on his performance during the immediately preceding year. In the event of Mr. Miller’s disability, he would continue to receive his then annual base salary for the otherwise remaining term of the agreement, less any disability payments to him from any disability plan of the Corporation or First National Bank. Mr. Miller may terminate the agreement without good reason upon 60 days’ notice to the

Corporation. If he does so, the Corporation may cause the termination to be effective at any time during the notice period and Mr. Miller will be entitled to receive only his base salary and the other benefits of the agreement through the date of termination.

The employment agreement provides that if Mr. Miller’s employment is terminated by the Corporation other than for cause or by Mr. Miller with good reason, then the Corporation will (a) continue Mr. Miller’s then annual salary through the end of the otherwise remaining term of the agreement, (b) pay to Mr. Miller for the year of termination and for each subsequent calendar year or partial year through the end of the then current term of the agreement an amount (prorated in the case of any partial year) equal to the average of the bonuses paid to him for the three calendar years immediately preceding the year of termination, and (c) pay to Mr. Miller the amount of any compensation previously deferred by him. All stock options and restricted stock awards granted to Mr. Miller and outstanding at the date of termination (other than those under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment) will immediately and fully vest and Mr. Miller will have up to three years to exercise such outstanding options following the date of termination but not beyond their specified term. In addition, the Corporation will continue to provide Mr. Miller with group health, disability and life insurance benefits, or their economic equivalent, until the first to occur of: (i) Mr. Miller’s return to employment with the Corporation, First National Bank or another employer, (ii) December 31 of the year in which Mr. Miller reaches age 65, (iii) Mr. Miller’s death, (iv) the end of the term otherwise remaining under the agreement, or (v) December 31 of the second calendar year following the year in which Mr. Miller’s employment is terminated.

If a change in control (as defined in the employment agreement) occurs and Mr. Miller’s employment is terminated by the Corporation other than for cause or by Mr. Miller with good reason within 24 months after the change in control, then Mr. Miller will be entitled, in lieu of the above severance payments, to a lump sum payment, payable on the date six months after termination of employment, equal to 2.99 multiplied by Mr. Miller’s average annual cash compensation for the five fiscal years immediately preceding the change in control. In addition, the Corporation will continue to provide Mr. Miller with group health, disability and life insurance benefits, or their economic equivalent, until the first to occur of: (i) Mr. Miller’s return to employment with the Corporation, First National Bank or another employer, (ii) December 31 of the year in which Mr. Miller reaches age 65, (iii) Mr. Miller’s death, (iv) the end of the term otherwise remaining under the agreement, or (v) December 31 of the second calendar year following the year in which Mr. Miller’s employment is terminated. The Corporation will also cause Mr. Miller to become fully vested in all plans in which he participated that do not address the effect of a change in control. In the event that payments related to a change in control are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will provide Mr. Miller with an additional amount sufficient to enable Mr. Miller to retain the full amount of his change in control benefits as if the excise tax had not applied.

The employment agreement contains confidentiality provisions as well as provisions prohibiting Mr. Miller from competing with the Corporation or First National Bank during and for a period of time following his employment with the Corporation and First National Bank.

First National Bank entered into an employment agreement with Mr. Campbell in connection with the acquisition in 2000 of Carolina Fincorp, Inc. The agreement has an annually renewing three-year term, unless either First National Bank or Mr. Campbell notifies the other of its intent not to renew, but the term is not to continue automatically for more than nine years. The employment agreement provides that Mr. Campbell will receive an annual base salary initially set at $100,000 with increases as determined in accordance with First National Bank’s policies and practices for employee compensation. The employment agreement also provides that it may be terminated by First National Bank with cause or as a result of Mr. Campbell’s death or disability. Mr. Campbell may terminate the agreement upon 60 days’ notice to First National Bank. In the event First National Bank terminates Mr. Campbell’s employment other than by reason of death, disability or “cause,” Mr. Campbell would continue to receive his then annual base salary for the otherwise then remaining term of the employment agreement. First National Bank would also continue to provide Mr. Campbell with the benefits to which he is entitled under the agreement, or their economic equivalent, for the remaining term. If Mr. Campbell’s employment is terminated by reason of continued disability, he would continue to receive his then annual base salary for the otherwise then remaining term of the agreement, less any disability payments to him from any disability plan of First National Bank or FNB United. The agreement contains confidentiality provisions as well as provisions prohibiting Mr. Campbell from competing with First National Bank during and for a period of time following his employment with First National Bank.

Change of Control Agreements

Certain senior officers of First National Bank, including the named executive officers other than Messrs. Miller and Campbell, have entered into change of control agreements with FNB United and First National Bank. The purpose of the agreements is to secure the continued service of the officers in the event of a change of control and to provide the officers with security in such event so as to ensure their continued loyalty to maximize shareholder value as well as the continued safe and sound operation of the Corporation. Each agreement provides that in the event of a termination of the officer’s employment in connection with, or within 24 months after, a change of control of FNB United or First National Bank, for reasons other than cause, the officer will receive a severance benefit, the amount of which varies with the officer’s years of service with FNB United and First National Bank and is payable in one lump sum. In addition, the officer may terminate his or her employment upon a change of control of the Corporation or First National Bank and receive the benefits described above if, within 24 months following a change of control, the officer is assigned duties inconsistent with his or her duties at the time of the change of control, the officer’s annual base salary is reduced below the amount in effect prior to the change of control, the officer’s benefits are reduced below their level prior to the change of control (unless benefits are reduced for all employees), or the officer is transferred to a location more than 50 miles from his or her current principal work location. Each agreement has an initial term of three years, which will be automatically extended for an additional one-year period on each anniversary date of the agreement so that the term will again be three years unless either the Corporation, including First National Bank, or the officer elects by written notice to the other not to continue the annual renewal.

Director Compensation

The Compensation Committee is responsible for reviewing and evaluating, at least annually, the compensation of the Board of Directors, including the appropriate mix of cash compensation and equity compensation, and recommending any changes in Board compensation. In developing its recommendations, the committee is guided by the following precepts: compensation should fairly pay directors for work required in a bank of FNB United’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and director compensation should be simple, transparent and easily comprehensible by shareholders.

Directors who are not also employees of the Corporation or a subsidiary are paid a $750 monthly retainer and a fee of $750 for each Board meeting, including meetings of the board of directors of First National Bank, they attend and receive additional fees for committee meetings attended of $500 each for Audit Committee meetings and $400 each for other committee meetings. Each committee chair receives a $1,000 annual retainer.

Nonmanagement directors are eligible for grants of nonqualified stock options and shares of restricted stock under the Corporation’s incentive stock plan. There were no stock options or shares of restricted stock granted to the directors in the 2006 fiscal year.

Tax Considerations

It is the intent of the Corporation and the Compensation Committee that all incentive payments be deductible unless maintaining such deductibility would undermine FNB United’s ability to meet its primary compensation objectives or is otherwise not in its best interests. The Corporation also takes into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers that might have the effect of frustrating the purpose of the compensation. There are various provisions of the Internal Revenue Code considered when making compensation decisions.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of compensation paid to the chief executive officer and the next four most highly compensated executive officers of the Corporation. Under Section 162(m), compensation paid to each of these officers in excess of $1 million per year is not deductible unless it is “performance based.” The Corporation and the Compensation Committee believe that all awards of stock options and shares of restricted stock made under its stock incentive plans are performance based. The Compensation Committee did not consider the deductibility limits in making its compensation decisions for any of the named executive officers for the 2006 fiscal year, as the deductibility limits would not be exceeded under any circumstances. However, the committee’s policy is to design and administer compensation programs that meet the objectives set forth above and to reward executives for corporate performance that meets established financial goals and, to the extent reasonably practicable and consistent with its other compensation objectives, to maximize the amount of compensation expense that is tax deductible by FNB United. The adoptions of the Corporation’s stock incentive plans, the 2003 Stock Incentive Plan and the 1993 Stock Compensation Plan, were in keeping with this policy.

Sections 280G and 4999

The change in control provisions of the employment agreement of the Corporation’s chief executive officer have a tax protection in the form of a gross up payment to reimburse the chief executive officer for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must exceed three times the executive’s base amount to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to the Corporation’s chief executive officer if he is displaced in the event of a change in control. The Compensation Committee believes that this tax protection for excess parachute payments for the chief executive officer is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of the Corporation’s overall executive compensation program.

Section 409A

Amounts deferred under the Corporation’s nonqualified deferred compensation programs after December 31, 2004 are subject to Internal Revenue Code 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. FNB United currently operates its plans in good faith compliance with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service. The Corporation intends to amend its plans as necessary to comply fully with Section 409A requirements when the final Section 409A regulations are issued.

Summary

In summary, FNB United believes that the combination of salary, cash incentives, potential for equity ownership in the Corporation, and panoply of benefits offered motivates the Corporation’s management team to produce strong returns for shareholders. FNB United further believes that its compensation program permits the Corporation to operate its business effectively, appropriately rewards executives and all employees for their efforts on behalf of the Corporation and remains focused on creating shareholder value.

Report of the Compensation Committee on the Compensation Discussion and Analysis

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Compensation Committee

Thomas A. Jordan, Chair

David E. Cline

Eugene B. McLaurin, II

Richard K. Pugh

J. M. Ramsay III

EXECUTIVE COMPENSATION

The section provides information relating to the compensation paid or payable to the Corporation’s principal executive officer, principal financial officer, and two other most highly compensated executive officers in 2006. These four individuals are referred to in this section as the “named executive officers.” This section also provides information regarding the compensation paid to the directors of FNB United in 2006. Shareholders are encouraged to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, shareholders are encouraged to read this section in conjunction with the “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table shows for the fiscal year ended December 31, 2006, the compensation of the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Comp. ($) (6)	Total ($)
Michael C. Miller, Chairman and President of the Corporation and First National Bank and Trust Company	2006	300,000	7,500	11,318	22,590	37,800	134,000	13,812	527,020

R. Larry Campbell, Vice President of the Corporation and Executive Vice President of First National Bank	2006	148,333	3,708	7,074	16,470	18,690	69,702	13,083	277,060

Jerry A. Little, Treasurer and Secretary of the Corporation and Senior Vice President and Secretary of First National Bank	2006	126,250	3,156	5,659	16,470	15,908	120,000	7,662	295,105

R. Mark Hensley, Senior Vice President of First National Bank and Trust Company	2006	131,250	3,281	6,974	14,214	16,538	16,000	7,510	195,767

(1)	The amounts shown in this column relate to a bonus paid to all employees of First National Bank, including the named executive officers, in February 2007 in recognition of the efforts of management and all employees to complete the Corporation’s mergers with United Financial, Inc. and Integrity Financial Corporation. The bonus amount was equal to 2.5% of each employee’s 2006 base salary while employed with FNB United.
(2)

FNB United granted shares of restricted stock in July 2006 to certain employees, including the named executive officers. The dollar value in this column represents the expense recognized in 2006, computed in accordance with SFAS 123R, using the methods and assumptions described in the Corporation’s 2006 Annual Report on Form 10-K. The Corporation did not make any awards of restricted shares prior to 2006.

Awards for the four named executive officers were: Mr. Miller, 4,000 shares; Mr. Campbell, 2,500 shares; Mr. Little, 2,000 shares; and Mr. Hensley, 2,500 shares. The restricted shares were awarded to Messrs. Miller, Campbell and Little on July 19, 2006 at a grant date price of $18.52. The award for Mr. Hensley was made on July 17, 2006 with a grant date price of $18.26.

(3)	The amounts in this column reflect the Corporation’s expense recognized in 2006 for outstanding stock option grants calculated in accordance with SFAS 123R, using the methods and assumptions described in the Corporation’s 2006 Annual Report on Form 10-K. Options were granted on July 23, 2002 at an exercise price of $16.15, on December 18, 2003 at an exercise price of $21.89, and on December 16, 2004 at an exercise price of $19.82. All of these stock option grants vest and became exercisable ratably in five equal installments, beginning on the first anniversary of the grant date. The following inputs were used in the Black-Scholes methodology for the 2002 award: expected volatility, 18.00%; risk-free interest rate, 4.00%; expected life, 6 years; expected divided yield, 2.75%. The following inputs were used in the Black-Scholes methodology for the 2003 award: expected volatility, 36.00%; risk-free interest rate, 3.50%; expected life, 6 years; expected divided yield, 2.75%. The following inputs were used in the Black-Scholes methodology for the 2004 award: expected volatility, 36.00%; risk-free interest rate, 3.80%; expected life, 6 years; expected divided yield, 2.75%. The resulting Black-Scholes grant values for the 2002, 2003, and 2004 awards are $2.82, $6.60 and $5.64 per share, respectively. The number of shares of common stock subject to the stock option awards for the named executive officers were:

Name	2002 Award	2003 Award	2004 Award
Miller	7,500	7,500	7,500
Campbell	7,500	5,000	5,000
Little	7,500	5,000	5,000
Hensley	3,500	5,000	5,000

(4)	This column represents payments made under FNB United’s cash incentive compensation plans. All legacy First National Bank employees, including the named executive officers, received 2.6% of base salary for 2006 performance under the Corporation’s annual cash incentive plan. The participants in the executive incentive plan, including the named executive officers, earned and received 10% of 2006 base salary under that plan.
(5)	This column represents the change in pension value in 2006 for each of the named executive officers. The aggregate change in the pension actuarial present value of the accumulated benefit for 2006 for each named executive officer under the Corporation’s qualified pension plan is as follows: Mr. Miller, $70,000; Mr. Campbell, $52,000; Mr. Little, $157,000; and Mr. Hensley, $8,000. The aggregate change in the present value is due to a combination of factors in addition to that of participant service accrual and compensation during the year. The aggregate change in the Supplemental Executive Retirement Plan actuarial present value for 2006 for each named executive officer is as follows: Mr. Miller, $64,000; Mr. Campbell, $17,702; Mr. Little,
-$37,000; and Mr. Hensley, $8,000. See the Pension Benefits Table below for additional information, including the present value assumptions used in this calculation. For a discussion of the Corporation’s pension plan and supplemental executive retirement plans, see the “Compensation Discussion and Analysis.”
(6)	This column includes all other compensation received by the named executive officers. Other compensation is comprised of an auto allowance, employer 401(k) contributions, and country club fees. Auto allowances were $1,775 for Mr. Miller and $3,152 for Mr. Campbell. Employer contributions to the 401(k) plan in 2006 were $7,000 for Mr. Miller, $5,738 for Mr. Campbell, $4,842 for Mr. Little and $4,690 for Mr. Hensley. Country club fees in 2006 were $5,037 for Mr. Miller, $1,740 for Mr. Campbell, $2,820 for Mr. Little, and $2,820 for Mr. Hensley. In addition, First National Bank maintains a split dollar insurance policy for Mr. Campbell, which had an imputed value of $2,453 in 2006.

Grants of Plan-Based Awards in 2006

The following table provides information about equity and non-equity awards granted to the named executive officers in 2006: (1) the grant date; (2) the estimated future payouts under the Corporation’s annual cash incentive plan and executive incentive plan; (3) the number of shares underlying all other stock awards, which consist of shares of restricted stock awarded to the named executive officers under the Corporation’s 2003 stock incentive plan; and (4) the grant date fair value of the awarded shares of restricted stock. The Corporation has not made any awards under its equity incentive plans that require the satisfaction of performance conditions other than continued employment, and hence there are no estimated future payouts under these plans. FNB United did not grant any stock options in 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Target ($)
Miller	7/19/2006	48,750	4,000	74,080
Campbell	7/19/2006	24,000	2,500	46,300
Little	7/19/2006	20,250	2,000	37,040
Hensley	7/17/2006	22,500	2,500	45,650

(1)	This column shows the potential payment under the Corporation’s annual cash incentive programs. The amounts shown are representative, based on performance in 2006. See the discussion of annual cash incentive compensation in the Compensation Discussion and Analysis for information about the Corporation’s annual cash incentive plan and executive incentive plan.
(2)	The following grants of restricted stock were made on their respective grant dates in 2006: Mr. Miller received 4,000 shares; Mr. Campbell, 2,500 shares; Mr. Little, 2,000 shares; and Mr. Hensley, 2,500 shares. Shares of restricted stock will vest at a rate of 33-1/3 percent per year on the anniversary date of the grant. Dividends are paid on shares of restricted stock at the same time as dividends on the Corporation’s other outstanding shares of common stock are paid.
(3)	The grant date price of the restricted stock awards for Messrs. Miller, Campbell and Little was $18.52. The grant date price of the restricted stock award for Mr. Hensley was $18.26. The method used to determine the grant date fair value in accordance with SFAS 123R is the number of shares times the grant date price.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on the current holdings of stock options and restricted stock awards by the named executive officers. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown by footnote to this table, based on the option or stock award date. The market value of the stock awards is based on the closing market price of FNB United common stock as of December 29, 2006 (the last business day of the fiscal year), which was $18.34.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Vesting Date (2)
Miller	7,500	0	$14.13	12/09/09			12/10/04
	25,000	0	$11.75	12/20/10			12/21/05
	6,000	1,500	$16.15	07/22/12			07/23/07
	4,500	3,000	$21.89	12/17/13			12/18/08
	3,000	4,500	$19.82	12/15/14			12/16/09
					4,000	$73,360	07/19/09
Campbell	22,000	0	$9.82	12/09/09			02/19/04
	3,000	0	$11.75	12/20/10			12/21/05
	6,000	1,500	$16.15	07/22/12			07/23/07
	3,000	2,000	$21.89	12/17/13			12/18/08
	2,000	3,000	$19.82	12/15/14			12/16/09
					2,500	$45,850	07/19/09
Little	3,000	0	$14.13	12/09/09			12/10/04
	10,000	0	$11.75	12/20/10			12/21/05
	6,000	1,500	$16.15	07/22/12			07/23/07
	3,000	2,000	$21.89	12/17/13			12/18/08
	2,000	3,000	$19.82	12/15/14			12/16/09
					2,000	$36,680	07/19/09
Hensley	2,800	700	$16.15	07/22/12			07/23/07
	3,000	2,000	$21.89	12/17/13			12/18/08
	2,000	3,000	$19.82	12/15/14			12/16/09
					2,500	$45,850	07/17/09

(1)	The market values of shares that have not vested are based on the closing stock price on December 29, 2006 of $18.34. Dividends are paid on shares of restricted stock at the same time as dividends on the Corporation’s other outstanding shares of common stock are paid.
(2)	The vesting date represents a final vesting date. Stock options vest and become exercisable ratably in five equal annual installments, beginning on the first anniversary of the grant date. Restricted stock awards vest ratably in three equal annual installments, beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the exercises of stock options by the named executive officers during 2006. No shares of restricted stock granted to any of the named executive officers vested during 2006.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)
Miller	15,000	$62,550
Campbell	0	$0
Little	4,000	$27,880
Hensley	0	$0

(1)	Mr. Miller exercised stock options for 15,000 shares on December 11, 2006, with an exercise price of $14.00 and market price of $18.17 per share.
(2)	Mr. Little exercised stock options for 4,000 shares on March 23, 2006, with an exercise price of $14.00 and market price of $20.97 per share.

Pension Benefits

The table below sets forth information on the retirement benefits for the named executive officers under the FNB United Corp. Employees’ Pension Plan, the FNB United Corp. Supplemental Executive Retirement Plan (SERP), and, in the case of Mr. Campbell, the Nonqualified Supplemental Retirement Plan. The defined benefit plans are designed to work together so that, on an aggregated basis with Social Security benefits, they will provide targeted levels of benefits to the named executive officers. More information about these plans is provided following the table.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Miller	FNB Corp. Employees’ Pension Plan	21	401,000	0
	FNB United Corp. SERP	14	235,000	0
Campbell	FNB Corp. Employees’ Pension Plan	7	148,000	0
	Nonqualified Supplemental Retirement Plan	n/a	163,987	0
Little	FNB Corp. Employees’ Pension Plan	22	443,000	0
	FNB United Corp. SERP	22	143,000	0
Hensley	FNB Corp. Employees’ Pension Plan	6	30,000	0
	FNB United Corp. SERP	6	31,000	0

(1)	Mr. Campbell’s Nonqualified Supplemental Retirement Plan is not dependent upon years of service.
(2)	Values reflect the actuarial present value of the named executive officer’s accumulated benefit under the Corporation’s pension plan and the Corporation’s supplemental executive retirement plan, computed as of December 31, 2006. The actuarial present values were determined based upon RP-2000 Mortality Table with a 15-year projection and a discount rate of 6.00%. These assumptions are consistent with those utilized in the development of the Corporation’s financial disclosures under SFAS Nos. 87, 123R and 158. The value shown for Mr. Campbell’s Nonqualified Supplemental Retirement Plan shows the accrued amount as of December 31, 2006. First National Bank funds this benefit to provide a fixed payment at retirement. Values for all calculations assume that the retirement age will be the normal retirement age as defined in the plans.

The FNB United Corp. Employees’ Pension Plan is a tax-qualified, broad-based plan available to all regular, full and part-time employees of First National Bank. Prior to the modified freeze placed on the plan effective December 31, 2006 and discussed below, employees became participants on January 1 or July 1 following completion of the eligibility requirements of one year of service and attainment of age 21. The pension plan formula calculates the benefit based on final average pay (last ten consecutive plan years of compensation during all of which the participant worked), times years of service multiplied by specific percentages as shown in the formulas that follow:

The amount of annual retirement benefit payable according to the normal form of payment is calculated as the greater of (a) or (b):

(a) 1.00% of final average compensation multiplied by years of service, plus 0.65% of final average compensation less covered compensation multiplied by years of service (maximum 35 years).

(b) December 31, 1988 accrued benefit multiplied by the ratio (not less than one) of final average compensation at termination over final average compensation at December 31, 1988, plus 1.00% of final average compensation multiplied by years of service since December 31, 1988, plus 0.65% of final average compensation less covered compensation multiplied by years of service since December 31, 1988 with a maximum of 35 years including service prior to December 31, 1988 less service to December 31, 1988. Covered compensation is the average of Social Security taxable wage base for the 35-year period ending at the participant’s Social Security retirement age.

The retirement benefit under the pension plan becomes 100% vested when participants complete five years of service. All participants become 100% vested upon attainment of their normal, early or disability retirement date. The normal retirement date for each participant is the first of the month coincident with or next following the attainment of age 65, but not earlier than the five-year anniversary of the plan participant. The normal form of benefit is a single life annuity for an unmarried participant and a joint and 50% survivor annuity for a married participant. A participant may elect other forms of payment, including a joint and 100% survivor annuity, and with the spouse’s written consent a 10-year certain and continuous annuity. A spouse’s consent is also required for a married participant who elects a single life annuity. The single life annuity provides the largest monthly payment to the participant, although payments under this option stop at the participant’s death.

The Corporation has placed a modified freeze on the pension plan. Effective December 31, 2006, no new employees are eligible to enter the plan. Participants who meet the requirements of a grandfathering provision will continue to accrue benefits under the pension plan through December 31, 2011. These requirements are that the participant must be at least age 40, must have earned 10 years of vesting service as an employee of FNB United and must have remained an active employee, all as of December 31, 2006. In addition, the plan’s definition of final average compensation for the grandfathered participants was improved from a ten-year averaging period to a five-year averaging period as of January 1, 2007. The retirement benefits of all other participants in the pension plan had their retirement benefits frozen as of December 31, 2006. Of the named executive officers, Messrs. Miller and Little qualify under the grandfathering provision.

The Supplemental Executive Retirement Plan for Messrs. Miller, Little and Hensley has a target annual benefit of 10% of final average compensation, plus 3% of final average compensation for each year of credit service with a maximum benefit of 60% of average earnings. The amount of the annual retirement benefit, payable as a life annuity, is calculated by taking the non-qualified plan target and subtracting the pension plan benefit and the Social Security offset.

The normal retirement date for the SERP is the same as for the pension plan. All participants are 100% vested upon attainment of their early or normal retirement age. Early retirement benefits are contingent upon the attainment of age 55 and the completion of 10 years of credited service. A participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly early retirement benefit is the participant’s accrued benefit reduced to reflect the early commencement of payments. The reduction is 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the benefit commences prior to normal retirement date.

The Nonqualified Supplemental Retirement Plan with Mr. Campbell provides for a retirement benefit of $30,000 per year payable for 10 years commencing at age 65.

Nonqualified Deferred Compensation

FNB United does not provide employees with nonqualified deferred compensation opportunities, nor does it offer any nonqualified defined contribution plans.

Potential Payments Upon Termination

The following tables summarize the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to a named executive officer at, following, or in connection with any termination of employment, including by resignation, retirement, disability or a constructive termination of a named executive officer’s employment, or in connection with a change in control of the Corporation or a change in the named executive officer’s responsibilities. The first table assumes that there has not been a change in control. The second table assumes that the termination was in connection with a change in control. In accordance with Securities and Exchange Commission regulations, the tables do not include any amounts to be provided to a named executive officer under any arrangement that does not discriminate in scope, terms, or operation in favor of the Corporation’s executive officers and that are available generally to all salaried employees. Further, the tables do not repeat information disclosed above under the pension benefits table or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable to the named executive officer would be enhanced by the termination event.

In accordance with SEC regulations, the quantitative disclosures in the following tables assume that the termination took place on the last business day of the Corporation’s most recently completed fiscal year, and that the price per share of FNB United common stock is the closing price as of that date—$18.34.

Employment Agreements

Other than Messrs. Miller and Campbell, none of the named executive officers has an employment agreement that guarantees them employment for any period of time. Therefore, if their employment were to terminate other than in connection with a change in control, they would be entitled to receive their accrued but unpaid salary through the date of termination.

Under Mr. Miller’s employment agreement with FNB United and First National Bank, amounts due to Mr. Miller upon a termination in employment are dependent upon the circumstances of the termination. Upon Mr. Miller’s death, his designated beneficiary or estate will receive his base salary through the last day of the calendar month in which his death occurs and a prorated bonus under the Corporation’s annual cash incentive plan and executive plan, such bonus being determined as though the executive had received the same performance rating for the year of death as he received for the immediately preceding year, prorated on a daily basis as of the date of death. If Mr. Miller’s employment terminates due to disability, he is to receive his base salary, less any disability insurance payments paid to him on a policy maintained for his benefit by the Corporation, through the end of the then-current term of the agreement. If Mr. Miller is terminated for cause or resigns without good reason, he is to receive only his earned but unpaid base salary and other benefits under the agreement through the date the termination becomes effective. Upon Mr. Miller’s retirement, he is to receive his base salary through the retirement date and a prorated bonus under the Corporation’s annual cash incentive plan and executive incentive plan in the amount he would have received had he remained employed throughout the year, prorated on a daily basis as of the date of retirement.

In addition, if, other than in connection with a change in control, the Corporation terminates Mr. Miller’s employment without cause or if Mr. Miller terminates his employment with good reason, then Mr. Miller is to receive his base salary through the end of the then-current term of the agreement and an amount for the year of termination and for each year remaining in the term equal to the average bonuses paid to Mr. Miller under the Corporation’s annual cash incentive plan and executive plan for the three calendar years prior to the year of termination (prorated in the case of any partial year). Mr. Miller is entitled to different benefits if his employment is terminated without cause or if he resigns with good reason within 24 months following a change in control. These benefits are described below. Please also see the discussion of Mr. Miller’s employment agreement above in “Compensation Discussion and Analysis.”

Under Mr. Campbell’s employment agreement with First National Bank, upon his death, his designated beneficiary or estate will receive his base salary through the last day of the calendar month in which his death occurs. If Mr. Campbell’s employment terminates due to disability, he is to receive his base salary, less any disability insurance payments paid to him on a policy maintained for his benefit by the Corporation, through the end of the then-current term of the agreement. If Mr. Campbell is terminated for cause or resigns with or without good reason, he is to receive only his earned but unpaid base salary and other benefits under the agreement through the date the termination becomes effective. If the Corporation terminates Mr. Campbell’s employment without cause, then Mr. Campbell is to receive his base salary through the end of the then-current term of the agreement. Mr. Campbell’s employment agreement does not contain any provisions for termination following a change in control. Please also see the discussion of Mr. Campbell’s employment agreement above in “Compensation Discussion and Analysis.”

Under Messrs. Miller and Campbell’s employment agreements, all of their benefits are conditioned upon their compliance with noncompetition, nonsolicitation of customers and employees, and confidentiality restrictions during and for a period of time following their employment, provided that if Mr. Miller’s employment is terminated within 24 months after a change in control either by the Corporation without cause or by Mr. Miller for good reason, Mr. Miller’s obligations not to compete and not to solicit customers or employees cease.

Annual Cash Incentive Compensation

The Corporation’s annual cash incentive plan and executive incentive plan have an annual performance measurement period that ends on the last day of the fiscal year. The payout under the cash incentive plans is based on the Corporation’s results as measured against the returns on equity and assets and the key performance indicators established under the plans for the year. There is no enhancement of payments under the cash incentive plans that relates to the circumstances of the termination of the executive’s employment, including termination upon a change in control.

Upon the retirement of an executive that occurs on a date other than the last day of the Corporation’s fiscal year, FNB United generally pays to the retired executive the amounts he or she would have received under the annual cash incentive plan and, if applicable, the executive incentive plan if he or she had remained employed through year end, prorated on a daily basis through the date of retirement. As noted in the discussion above regarding Mr. Miller’s employment agreement, Mr. Miller is also entitled to amounts under the annual cash incentive plan and executive incentive plan if the Corporation terminates his employment without cause or if he resigns for good reason.

Long-Term Incentive Compensation

The Corporation grants both stock options and shares of restricted stock under its 2003 Stock Incentive Plan. Generally, unvested stock options do not vest upon the named executive officer’s retirement, death, disability, or termination of employment, including termination by the Corporation without cause or by the executive officer for good reason. Similarly, restrictions on shares of restricted stock do not lapse upon a named executive officer’s retirement, death, disability, or termination of employment. Mr. Miller’s employment agreement provides, however, that all outstanding stock options and restricted stock awards granted to him that are not performance-based or dependent for vesting upon the satisfaction of conditions other than continued employment will immediately vest upon the termination of his employment by the Corporation without cause, by Mr. Miller with good reason, or by retirement.

Regarding outstanding stock options, upon a change in control of FNB United, including by merger or consolidation in which FNB United is not the surviving corporation, or pursuant to which all shareholders exchange their shares of FNB United common stock, or if the Corporation dissolves, liquidates or sells substantially all of its assets, then, according to the terms of the stock option agreements under the Corporation’s 2003 Stock Incentive Plan, the option holder is to be afforded the opportunity to participate in the transaction on the same basis as other shareholders with respect to the shares that are subject to the option. If the option holder does not elect to participate on such basis, the option terminates. However, in lieu of termination, the Corporation’s Board of Directors may, in its sole discretion, accelerate outstanding options, authorize a payment to the option holder that approximates the economic benefit that would have been realized if the option were exercised immediately prior to the effective date of the merger, consolidation, dissolution, liquidation or sale, authorize a payment in such other amount as it deems appropriate to compensate the option holder for termination of the option, or may arrange for the granting of a substitute option to the option holder.

Regarding outstanding awards of restricted stock, immediately prior to the effective time of a change in control, as defined in the 2003 Stock Incentive Plan, all unvested shares of restricted stock will immediately vest and all restrictions on the shares will lapse.

Retirement Plans

Under the Corporation’s pension plan prior to the modified freeze effective December 31, 2006, employees, including the named executive officers, become vested in their retirement benefits under the plan when they complete five years of service. All participants become 100% vested upon attainment of their normal, early or disability retirement date. Benefits under the pension plan are not enhanced based on the circumstances regarding termination. Additional information about the pension plan may be found above in the “Compensation Discussion and Analysis” and at the Pension Benefits Table.

Participants in the Corporation’s Supplemental Executive Retirement Plan (SERP), including named executive officers Miller, Little and Hensley, become vested in the benefits under that plan at age 65 with five years’ service or at age 55 with 10 years’ service. Years of service include years worked following the participant’s attaining age 42. Messrs. Miller and Little are vested in their SERP benefits. The SERP does not provide any death or disability benefits. A participant who dies or becomes totally and permanently disabled prior to his or her actual early or normal retirement forfeits any benefits under the plan. The SERP benefits are not enhanced based on the circumstances regarding termination except in the event of a change in control. Participants become fully vested in their accrued benefits under the plan as of the date of the change in control and all service years worked, including those years prior to age 42, are credited to the participants. Payment of the benefit may commence on the earlier of the officer’s early retirement date or normal retirement date and may take the form of a life annuity (normal form), life annuity with a 10 or 15 year period certain, a joint and 50% (or 100%) survivor annuity, or a lump sum payment if the actuarial present value of the lump sum amount does not exceed $10,000.

In the event a participant in the SERP who is vested in his or her benefits retires early, the Corporation has the discretion to modify the benefits payable under the SERP to that individual. For example, FNB United may choose to provide an increased SERP benefit to replace the reductions for early retirement made under both the pension plan and the SERP so that the executive receives the same total benefit that he or she would have been eligible for at the normal retirement date.

The Nonqualified Supplemental Retirement Plan with Mr. Campbell provides a retirement benefit of $30,000 per year payable for 10 years commencing at age 65, a death benefit of $300,000 if Mr. Campbell dies before age 65, and a disability benefit of $2,500 per month payable to age 65 (with the retirement benefit paid thereafter) if Mr. Campbell were to become totally and permanently disabled. The plan does not contain any change in control provisions.

Defined Contribution Plan

FNB United maintains a 401(k) savings plan. For a discussion about this plan, see “Compensation Discussion and Analysis” above. Because the Corporation would not enhance the benefits payable under this plan if the employment of one of its named executive officers terminates, including in connection with a change in control, the tables below do not report any amounts in respect of the 401(k) plan.

Miscellaneous Benefits

Under Mr. Miller’s employment agreement, Mr. Miller is entitled to continuation of group health, disability and life insurance benefits or the economic equivalent of such benefits if he is either terminated without cause or if he resigns for good reason. Such benefits are to be continued until the first to occur of his return to employment with FNB United or another employer, December 31 of the year in which he reaches age 65, the end of the term remaining under the employment agreement at the time his employment terminates, or December 31 of the second calendar following the year in which Mr. Miller’s employment terminates. Mr. Campbell’s employment agreement provides that if his employment is terminated without cause, the Corporation is to continue to provide to him either the benefits to which he is entitled under the agreement or their economic equivalent for the remainder of the term of the agreement. None of the other named executive officers have provisions for benefit continuation upon termination of employment.

Executive	Voluntary Termination	Retirement	For Cause Termination	Involuntary Or Good Reason Termination	Death	Disability
Michael C. Miller
Salary	—	—	—	$600,000	—	$600,000
Cash Incentive	—	—	—	$257,235	—	—
Equity	—	$3,285	—	$3,285	—	—
SERP	$252,000	$252,000	—	$252,000	—	—
Welfare	—	—	—	$42,216	—	—
R. Larry Campbell
Salary	—	—	—	$333,749	—	$243,749
Cash Incentive	—	—	—	—	—	—
Equity	—	—	—	—	—	—
SERP	—	$180,018	—	$163,987	$180,018	$259,505
Welfare	—	—	—	$28,239	—	—
Jerry A. Little
Salary	—	—	—	—	—	—
Cash Incentive	—	—	—	—	—	—
Equity	—	—	—	—	—	—
SERP	$145,000	$145,000	—	$145,000	—	—
Welfare	—	—	—	—	—	—
R. Mark Hensley
Salary	—	—	—	—	—	—
Cash Incentive	—	—	—	—	—	—
Equity	—	—	—	—	—	—
SERP	—	—	—	$31,000	—	—
Welfare	—	—	—	—	—	—

The table below shows the amounts payable to the named executive officers upon termination in connection with a change in control of FNB United. As noted above, Mr. Campbell’s employment agreement does not contain provisions regarding a change in control and he is not party to a change of control agreement with FNB United and First National Bank. The benefits he would receive upon termination following a change in control do not differ from those that he would receive if there were no change in control. These benefits are described above and shown in the above table.

As described in the “Compensation Discussion and Analysis” above, Mr. Miller’s employment agreement provides for enhanced benefits if his employment is terminated either by the Corporation without cause or by Mr. Miller for good reason within 24 months following a change in control. Those benefits include a cash payment in an amount equal to 2.99 times Mr. Miller’s average annual cash compensation for the five fiscal years immediately preceding the change in control, and continuation of group health, disability and life insurance benefits or their economic equivalent until the first to occur of his return to employment with FNB United or another employer, December 31 of the year in which he reaches age 65, the end of the term remaining under the employment agreement at the time his employment terminates, or December 31 of the second calendar following the year in which Mr. Miller’s employment terminates. In addition, Mr. Miller will become fully vested in all plans, programs or arrangements, whether qualified or unqualified, in which Mr. Miller participated if the plan, program or arrangement does not address the effect of a change in control. Mr. Miller is also entitled to a tax “gross-up” payment in the event any of the foregoing benefits subject Mr. Miller to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code.

Certain senior officers of First National Bank, including Messrs. Little and Hensley, are parties to change of control agreements with FNB United and First National Bank. These agreements provide that in the event of a termination of the officer’s employment in connection with, or within 24 months after, a change of control of FNB United or First National Bank, for reasons other than cause, the officer will receive a severance benefit, the amount of which varies with the officer’s years of service with FNB United and First National Bank and is payable in one lump sum. Such benefits are also available to the officer if he terminates his or her employment for good reason within 24 months following a change of control. See the “Compensation Discussion and Analysis” for further information about the change of control agreements. Based on years of service, Mr. Little would be entitled to an amount equal to two times his total cash compensation for the fiscal year immediately prior to the year in which the change of control occurred and Mr. Hensley would be entitled to a benefit equal to his total cash compensation for the fiscal year immediately prior to the year in which the change of control occurred.

	Mr. Miller	Mr. Little	Mr. Hensley
Cash Payment	$1,065,169	$320,244	$155,487
Accelerated Vesting	$3,285	—	—
SERP	$355,000	$145,000	$31,000
Other Benefits	$42,216	—	—
Tax Gross-Up	$506,207	—	—

Nonmanagement Directors’ Compensation

The following table sets forth the compensation paid to the Corporation’s nonmanagement directors for fiscal 2006. Directors who are not also employees of the Corporation or a subsidiary are paid a $750 monthly retainer and a fee of $750 for each Board meeting they attend, including meetings of the First National Bank board, and receive additional fees for committee meetings attended of $500 each for Audit Committee meetings and $400 each for other committee meetings. Each committee chair receives a $1,000 annual retainer.

Nonmanagement directors are eligible for grants of nonqualified stock options and shares of restricted stock under the Corporation’s incentive stock plan. There were no stock options or shares of restricted stock granted to the directors in the 2006 fiscal year. The Corporation does not provide any non-equity incentive compensation to the directors.

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (1)	Total ($)
Jacob F. Alexander III	26,000	0	26,000

Larry Brooks	19,500	0	19,500

James M. Campbell, Jr.	30,400	18,651	49,051

David E. Cline	11,350	0	11,350

Darrell L. Frye	23,600	0	23,600

W. L. Hancock	28,700	0	28,700

Robert Huntley	10,550	0	10,550

Thomas A. Jordan	22,700	0	22,700

Lynn S. Lloyd	24,450	0	24,450

Ray H. McKenney, Jr.	12,750	0	12,750

Eugene B. McLaurin	25,500	0	25,500

R. Reynolds Neely, Jr.	25,500	0	25,500

Richard K. Pugh	29,400	0	29,400

J. M. Ramsay III	21,950	0	21,950

Carl G. Yale	10,650	0	10,650

(1)	The Corporation previously permitted directors to defer receipt of their fees until their retirement from the Board. Mr. J. Campbell is the only current director to have done so. The deferred fees became a general obligation of the Corporation to be credited with interest at First National Bank’s deposit rate applied to individual retirement accounts with a two-year term and priced on a monthly variable-rate basis, subject to a minimum rate of 5.5% per annum. No plan earnings are considered to be “above-market” or “preferential.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Corporation or any of its subsidiaries or performs services for the Corporation or its subsidiaries other than as a director.

BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain of the directors and officers of the Corporation and its subsidiaries and companies with which they are affiliated were customers of and borrowers from First National Bank in the ordinary course of business in 2006. Similar banking transactions are expected to take place in the future. In the opinion of management, all outstanding loans and commitments included in such transactions were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with other customers and did not involve more than normal risk of collectibility or contain other unfavorable features.

Mr. Alexander holds a 50% membership interest in SBJA, LLC, which leases real property to First National Bank for a two-story regional and branch office building in Salisbury, North Carolina. The lease has a 15-year term and calls for annual aggregate lease payments of approximately $296,000 per year. First National Bank may extend the lease for four consecutive five-year periods.

The Corporation recognizes that related party transactions can present actual or potential conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of FNB United. Therefore, the Board of Directors has adopted a “Regulation O Policy,” which it applies not only to extensions of credit to executive officers, directors and principal shareholders but also is guided by that policy with respect to any transaction involving an insider. Under the policy, any actual or potential conflict of interest regarding insiders must be promptly disclosed to the Board of Directors for consideration, whether the conflict is intended or unintended. The Board retains final authority to approve any transaction with an insider. The involved insider is required to abstain from the Board’s approval process with respect to any transaction in which the insider may obtain any direct or indirect benefit.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of March 22, 2007, certain information with respect to the beneficial ownership of FNB United common stock by directors, by the executive officers named in the Summary Compensation Table and by directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1) (2)		Percent of Class
Jacob F. Alexander III,	1,400		*

Larry E. Brooks	20,983		*

James M. Campbell, Jr.	69,193		*

R. Larry Campbell	68,358		*

David E. Cline	26,041		*

Darrell L. Frye	12,200		*

W. L. Hancock	128,173		1.13

R. Mark Hensley	10,300		*

Robert P. Huntley	50,654		*

Thomas A. Jordan	41,171		*

Jerry A. Little	34,436		*

Lynn S. Lloyd	23,158		*

H. Ray McKenney, Jr.	80,299		*

Eugene B. McLaurin, II	8,537		*

Michael C. Miller	102,824		*

R. Reynolds Neely, Jr.	156,660	(3)	1.38

Richard K. Pugh	21,000		*

J. M. Ramsay III	44,798		*

Carl G. Yale	7,500		*

Directors and executive officers as a group (20 persons)	907,685	(3)	7.89

*	Less than one percent.
(1)	Includes shares held by directors’ and executive officers’ immediate families, including spouse and/or children residing in same household. Does not include 1,000 shares owned by the Ferree Educational and Welfare Fund, of which Mr. Miller is a trustee and treasurer.
(2)	Includes shares subject to stock options exercisable as of March 20, 2007 or within 60 days thereafter for Mr. J. Campbell (11,000 shares), Mr. R. Campbell (36,000 shares), Mr. Cline (5,287 shares), Mr. Frye (11,000 shares), Mr. Hancock (8,100 shares), Mr. Jordan (11,000 shares), Mr. McKenney (5,287 shares), Mr. McLaurin (2,500 shares), Mr. Miller (46,000 shares), Mr. Neely (11,000 shares), Mr. Pugh (4,500 shares), Mr. Ramsay (2,500 shares), Mr. Hensley (7,800 shares), Mr. Little (24,000 shares) and all directors and executive officers as a group (185,974 shares).
(3)	Includes 70,143 shares held of record by the estate of Mr. Neely’s mother, Stella H. Neely, and over which Mr. Neely and his sister have joint voting and dispository control as co-executors. All of these 70,143 shares are pledged to First National Bank to secure a loan made to the Stella H. Neely Estate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Corporation’s directors, its executive officers, and any persons holding more than 10 percent of the Corporation’s stock are required to report their ownership of the Corporation’s stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to report in this proxy statement any failure to file by these dates during 2006. All of these filing requirements were satisfied by its directors and executive officers except that Mr. Cline failed to file one Form 4 to report a single transaction on a timely basis, Mr. Brooks filed two Form 4’s, each reporting a single transaction, after their due dates, Mr. Bratton failed to file on a timely basis a Form 5 to report a transaction that should have been reported on Form 4 but was not, and Mr. Ramsay failed to file on a timely basis a Form 5 to report three transactions that should have been reported on Form 4 but were not. In making these statements, the Corporation has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Dixon Hughes PLLC independent auditors for the Corporation for the 2007 fiscal year. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting of Shareholders. The representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions, including those relating to the 2006 audit of the Corporation’s financial statements.

Disclosure of Auditor Fees

The following is a summary of the fees billed or expected to be billed to the Corporation by Dixon Hughes PLLC for professional services rendered for the fiscal years ended December 31, 2006 and 2005:

Fee Category	2006	2005
Audit Fees	$295,400	$250,300
Audit-Related Fees	55,785	20,600
Tax Fees	36,700	22,725
All Other Fees	—	—

Total Fees	$387,885	$293,625

Audit Fees.    This category consists of fees billed and expected to be billed for professional services rendered for the audit of our annual financial statements, the audit of internal control over financial reporting as of December 31, 2006 as required by Section 404 of the Sarbanes-Oxley Act of 2002, and reviews of our interim financial statements.

Audit-Related Fees.    This category consists of fees billed for services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.” During 2006 and 2005, these fees consisted of the audit of our benefit plans, routine accounting consultations and accounting consultations related to merger transactions.

Tax Fees.    This category consists of fees billed for professional services for tax compliance, tax advice and, during 2006 and 2005, tax consultations related to merger specific issues.

All Other Fees.    This category consists of fees for professional services other than the services reported above.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures for the preapproval of audit, audit-related, tax and other services for the purpose of maintaining the independence of our independent auditors. Under the policy, the Audit Committee is required to review and approve, on an annual basis, all audit services, as well as pre- approve non-audit services that may be performed by the independent auditors. Preapproval responsibility for certain activities may be delegated to a subcommittee comprised of two or more members of the Audit Committee. Any such subcommittee must report any preapproval decisions to the Audit Committee at its next scheduled meeting.

During fiscal year 2006, the Audit Committee preapproved all services provided by the independent auditors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Corporation’s Board of Directors is comprised of four directors who are not officers or employees of the Corporation. All current members of the Committee are independent for purposes of the Nasdaq listing standards and the Sarbanes-Oxley Act of 2002. In accordance with its written charter, the Audit Committee fulfills its oversight responsibilities by reviewing the financial information that will be provided to the shareholders of the Corporation and others, the systems of internal controls established by management and the Board of Directors, and the audit process. The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Corporation’s independent auditors. The Audit Committee meets with the Corporation’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Corporation as of and for the year ended December 31, 2006 with management and Dixon Hughes PLLC, the Corporation’s independent accountants. The Audit Committee also discussed with the Corporation’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also determined that the provision of the other non-audit services described under “Independent Auditors – Disclosure of Audit Fees” by Dixon Hughes PLLC to the Corporation is compatible with maintaining Dixon Hughes’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Audit Committee

R. Reynolds Neely, Jr., Chair

Larry E. Brooks

Darrell L. Frye

Carl G. Yale

PROPOSAL 1—APPROVAL OF AMENDMENT TO THE 2003 STOCK INCENTIVE PLAN

The shareholders of the Corporation are being asked to approve an amendment to the Corporation’s 2003 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan by 725,000 shares, from 420,000 shares to 1,145,000 shares.

The Board of Directors approved the amendment on March 22, 2007, subject to shareholder approval at the annual meeting. The Board believes that the increase in the number of shares available for issuance under the stock incentive plan is in the best interests of the Corporation as it is necessary to allow the further grant of stock options, restricted stock and other awards under the plan in efforts to continue to attract and retain officers, other key employees and nonemployee directors, including advisory board members, and to provide such persons with incentives and rewards for superior performance and increased shareholder value.

The Corporation originally reserved 420,000 shares of common stock for awards granted under the plan. As of March 22, 2007, options to purchase 319,500 shares of common stock were outstanding under the plan; no shares had been issued upon the exercise of options granted under the plan; 53,875 restricted shares of common stock had been awarded and not forfeited under the plan; and 45,568 shares of common stock remained available for future awards under the plan. The proposed amendment would increase the number of shares of common stock reserved for issuance under the plan by 725,000 shares.

Material Features of the Stock Incentive Plan

The following is a summary of the plan as proposed to be amended. This summary is qualified in its entirety by reference to the full text of the plan. The plan, as proposed to be amended, is included in this proxy statement as Appendix A.

Types of Awards.    The stock incentive plan permits the granting of any or all of the following types of incentive awards: (1) stock options, including incentive stock options intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code, (2) stock appreciation rights, or SARs, in tandem with stock options or freestanding, (3) restricted stock, (4) deferred shares, (5) performance shares and performance units conditioned upon meeting performance criteria, and (6) other awards of stock or awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, stock or securities convertible into stock, which we refer to as other stock-based awards.

Administration and Eligibility.    The stock incentive plan is administered by the Compensation Committee, composed of two or more members each of whom must be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 as amended (“Exchange Act”), and, to the extent an award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, an “outside director” within the meaning of Section 162(m). The Compensation Committee has the authority to select participants to whom awards are granted, to determine the type of awards and the number of shares covered and to set the terms, conditions and provision of such awards; however, only the Board of Directors has authority to make grants to nonemployee directors. The Compensation Committee is authorized to interpret the stock incentive plan and to establish, amend and rescind any rules and regulations relating to the stock incentive plan, to determine the terms and provision of any agreements entered into under the stock incentive plan and to make all other determinations that may be necessary or advisable for the administration of the stock incentive plan. The Compensation Committee may select participants from the employees of the Corporation or its majority-owned subsidiaries who in the judgment of the Committee are key to the business performance of the Corporation.

Eligibility.    All key employees of the Corporation and its subsidiaries, including officers and employee-directors, and nonemployee directors are eligible to be granted awards under the plan. Accordingly, currently approximately 570 employees and 115 nonemployee directors and advisory directors are eligible for awards under the stock incentive plan.

Shares Subject to Plan.    Subject to adjustment as described below, awards may be granted for a maximum of 420,000 shares of common stock currently, and that amount is proposed to be amended to be 1,145,000 shares of common stock. No more than 200,000 shares may be used for awards of performance units. No participant may receive awards, including options, during any one calendar year representing more than 50,000 shares or more than 25,000 performance units.

In the event the Corporation acquires another company or combines with another company, any shares covered by or issued as a result of the assumption or substitution of outstanding grants of the acquired company would not be deemed issued under the stock incentive plan and would not be subtracted from the shares available for grant under the stock incentive plan. If any shares subject to any award under the stock incentive plan are forfeited, or such award is settled for cash, or expires or is otherwise terminated without issuance of shares, the shares subject to such award shall again be available for grant pursuant to the stock incentive plan. If shares are withheld by or tendered to the Corporation in connection with the payment of the exercise price of an option or other award under the stock incentive plan or the satisfaction of tax withholding obligations, such shares shall again be available for awards under the stock incentive plan. The shares of stock deliverable under the stock incentive plan may be authorized and unissued shares, or shares that have been reacquired by the Corporation.

Stock Options.    Stock options granted under the stock incentive plan may be options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code or “nonqualified stock options” that are not intended to so qualify. The price per share of stock purchasable under any stock option will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of the stock on the date of the grant of such option (or 110% of the fair market value in the case of incentive stock options granted to participants holding 10% or more of the Corporation’s voting stock). The closing price of the Corporation’s common stock on March 22, 2007 was $17.20 as reported on the NASDAQ Global Select Market. The terms of each option are fixed by the Compensation Committee. Options shall be exercisable at such time or times as determined by the Compensation Committee, but no option may be exercised more than 10 years from the date the option is granted (or five years from the date of grant in the case of incentive stock options granted to participants holding 10% or more of the Corporation’s voting stock).

Each grant will specify the terms and conditions, which may include the achievement of any performance objectives determined by the Compensation Committee and the continuous employment of the participant during a specified period, that are necessary for the stock options to become exercisable and such grant may also provide for the early exercise of the options in the event of a change in control of the Corporation or similar event.

Stock Appreciation Rights.    A SAR may be granted freestanding or in tandem with an option granted under the stock incentive plan. Upon exercise of a SAR, the participant is entitled to receive the excess of the fair market value of the shares for which the right is exercised (calculated on the exercise date) over either the option price under the related option in the case of tandem SARs or a specified “base price” determined by the Compensation Committee at the time of grant in the case of freestanding SARs. The grant price and other terms of the SAR shall be determined by the Compensation Committee, but the grant price may not be less than the fair market value of the shares on the date of grant and no SAR may be exercisable more than 10 years from the grant date. Payment by the Corporation upon such exercise may be in cash, stock or a combination of cash and stock, and the Compensation Committee may grant to the participant or reserve to the Compensation Committee the right to elect among those alternatives. Unless otherwise determined by the Compensation Committee, any related option shall no longer be exercisable to the extent the SAR has been exercised and the exercise of an option shall cancel the related SAR to the extent of such exercise.

Restricted Stock.    An award of restricted stock involves the immediate transfer by the Corporation of stock in consideration of the rendering of services. Restricted stock must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code for a period determined by the Compensation Committee, and during such period, such restricted stock may not be transferred or otherwise disposed of by the recipient. Subject to such restrictions, the participant is immediately entitled to voting, dividend and other ownership rights in such restricted stock, although the Compensation Committee may provide that dividends paid on such stock during the restricted period be subject to certain restrictions. The Compensation Committee may specify performance objectives, which, if achieved, will result in termination or early termination of the restrictions applicable to such restricted stock. The Compensation Committee may also provide for early termination of such restrictions in the event of a change in control of the Corporation or similar event.

Deferred Shares.    An award of the deferred shares granted under the stock incentive plan represents the right to receive stock in consideration for the performance of services at the end of a specified deferral period as determined by the Compensation Committee on the date of grant. Any grant of deferred shares may be subject to such conditions, including the attainment of the performance objectives and the continuous employment of the participant during the deferral period, as the Compensation Committee specifies. The grant may provide for the early termination of the deferral period in the event of a change in control of the Corporation or similar event. During the deferral period, the participant is not entitled to transfer, vote or receive dividends on the shares subject to the award, but the Compensation Committee may provide for the payment of dividend equivalents on a current or deferred basis.

Performance Awards.    Performance awards are incentives based upon achievement of specified performance goals set by the Compensation Committee. The Compensation Committee may set a period during which performance criteria as determined by the committee are measured for the purpose of determining the extent to which a performance award has been earned. If by the end of such performance period the participant has achieved the specified performance objectives, the participant will be deemed to have fully earned the performance shares or performance units granted. Performance share awards are payable in the form of shares, and performance unit awards are payable in the form of stock, cash or a combination thereof. The performance period set by the Compensation Committee will generally be over a multi-year period and may be subject to early termination in the event of a change in control of the Corporation or a similar event.

Other Stock-Based Awards.    The Compensation Committee may also grant other stock-based awards, consistent with the purposes of the stock incentive plan, which shall be any award of stock or other award that is valued in whole or in part by reference to, or is otherwise based on, stock or securities convertible into stock. Subject to the terms of the stock incentive plan, the Compensation Committee may determine the terms and conditions of any such other stock-based award.

Nonassignability of Awards.    Unless the Compensation Committee determines otherwise at the time of an award or thereafter, no award granted under the stock incentive plan may be transferred by a participant other than by will or the laws of descent and distribution, and stock options and SARs may be exercised during the participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, the guardian or legal representative acting on behalf of the participant if permitted by applicable law. The Compensation Committee may expressly provide in a nonqualified stock option agreement that the participant may transfer such option to a spouse or lineal descendant, a trust for the exclusive benefit of such family members, a partnership or other entity in which all the beneficial owners are such family members, or any other entity affiliated with the participant that the Compensation Committee may approve.

Adjustments.    In the event of any change affecting the shares of common stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off, combination exchange of shares or other corporate change or event, the Compensation Committee will make substitutions or adjustments in the aggregate number or class of shares which may be distributed under the stock incentive plan and in the number, class and price of shares subject to the outstanding awards granted under the stock incentive plan as it deems necessary or appropriate to maintain the purpose of the original grant.

The Compensation Committee is authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Corporation or its financial statements or changes in applicable laws, regulations or accounting principles.

Amendments and Termination.    The Board of Directors may amend, alter or discontinue the stock incentive plan or any portion thereof at any time, provided that no such amendment or alteration may be made without shareholder approval to increase (1) the aggregate number of shares available under the stock incentive plan, (2) the aggregate number of performance units that may be granted, or (3) the number of shares (including options) or performance units that may be granted to any participant in any calendar year. The Compensation Committee may amend the terms of any award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any participant without his or her consent. However, the Compensation Committee may not amend the terms of any option to reduce the option price or to cancel any option and grant a new option with a lower option price such that the effect would be the same as reducing the option price. The stock incentive plan will terminate 10 years from the date on which it was originally approved by the Board of Directors. After such date, no further grant can be made, but outstanding awards shall continue in effect.

Code Section 162(m) Performance-Based Compensation.    The Compensation Committee may grant to a participant who is, or is likely to be, as of the end of the tax year in which the Corporation would claim a tax deduction in connection with such award, a “covered employee” under Internal Revenue Code Section 162(m), performance-based awards that vest or become exercisable upon the achievement of one or more objective performance goals established by the Compensation Committee, which shall be based on the achievement of specified levels of one or any combination of the following: return on equity, earnings per share, earnings growth, return on capital, return on assets, total shareholder return or increase in the market value per share. Such performance goals may be expressed on an absolute or a relative basis, may be based on or otherwise employ comparisons based on internal targets, the Corporation’s past performance and/or the past or current performance of other companies, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets. Such performance goals shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision to the Code, and the regulations under the Code. Stock options and SAR’s granted pursuant to the stock incentive plan to “covered employees” are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

The stock incentive plan provides that with respect to a covered employee the maximum number of shares in respect of which all performance-based restricted stock, deferred shares, performance shares, performance units and/or other stock-based awards may be granted under the stock incentive plan during any calendar year is 50,000 shares and that the maximum amount of any such award which is payable in cash in any calendar year is $250,000.

Estimate of Benefits

Because the stock incentive plan is discretionary and awards under the plan may be based on the Corporation’s financial performance, it is not possible to determine or to estimate the benefits or amounts that will be received in the future by individual employees or groups of employees under the plan. The following table sets forth information on outstanding equity awards under the plan and the Corporation’s other existing plans as of December 31, 2006.

Plan Category	Number of Securities to Be Issued upon Exercise	Weighted-Average Exercise Price	Number of Securities Remaining Available for Future Issuance (1)
Equity Compensation Plans Approved by Shareholders (2)	928,754	$15.59	40,000
Equity Compensation Plans Not Approved by Shareholders (3)	—	—	—

Total	928,754	15.59	40,000

(1)	The number of securities remaining available for issuance at December 31, 2006 excludes the number of securities to be issued upon exercise of outstanding options.
(2)	Under equity compensation plans approved by shareholders at December 31, 2006, securities to be exercised under outstanding stock options amounted to 874,879 shares with a weighted-average exercise price of $15.59. Additionally, there were 53,875 shares of non-vested restricted stock with a weighted-average grant date fair value of $18.30.
(3)	There were no equity compensation plans at December 31, 2006 that had not been approved by shareholders.

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation under the stock incentive plan. This discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the plan.

Nonqualified Stock Options.    The recipient of a nonqualified stock option under the stock incentive plan is not subject to any federal income tax upon the grant of such option nor does the grant of the option result in an income tax deduction for the Corporation. As a result of the exercise of an option, the recipient will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares transferred to the recipient upon exercise over the exercise price. Such fair market value generally will be determined on the date the shares are transferred pursuant to the exercise. However, if the recipient is subject to Section 16(b) of the Exchange Act, the date on which the fair market value of the shares transferred will be determined is delayed under Section 83(c) of the Code until the earlier of the last day of the six-month period beginning on the date the “property” is “purchased” or the first day on which a sale of the “property purchased” will not subject the recipient to suit under Section 16(b) of the Exchange Act. Alternatively, if the recipient is subject to Section 16(b) of the Exchange Act and makes a timely election under Section 83(b) of the Code, such fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b) of the Exchange Act. The recipient will recognize ordinary income in the year in which the fair market value of the shares transferred is determined under Section 83 of the Code. The Corporation generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the recipient when such ordinary income is recognized by the recipient.

Depending on the period the shares are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or a long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified stock option was exercised.

Special rules apply to a recipient who exercises a non-qualified stock option by paying the exercise price, in whole or in part, by the transfer of shares to the Corporation.

Incentive Stock Options.    An employee is not subject to any federal income tax upon the grant of an incentive stock option pursuant to the stock incentive plan, nor does the grant of an incentive stock option result in an income tax deduction for the Corporation. Further, an employee will not recognize income for federal income tax purposes and the Corporation normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive stock option and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive stock option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may increase their federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Code.

If the shares transferred pursuant to the exercise of an incentive stock option are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the employee generally will recognize ordinary income equal to the lesser of (1) the gain recognized (i.e., the excess of the amount realized on the disposition over the exercise price) or (2) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. If the employee is subject to Section 16(b) of the Exchange Act, special rules may apply to determine the amount of ordinary income recognized upon the disposition. The balance, if any, of the employee’s gain over the amount treated as ordinary income on disposition generally will be treated as long- or short-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied. The Corporation normally would be entitled to a federal income tax deduction equal to any ordinary income recognized by the employee.

If the shares transferred upon the exercise of an incentive stock option are disposed of after the holding periods have been satisfied, such disposition generally will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. The Corporation will not be entitled to a federal income tax deduction as a result of a disposition of such shares after these holding periods have been satisfied.

Other Awards.    A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the restricted shares will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted shares on such date (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

A recipient of deferred shares generally will not recognize income until shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restriction on transfer for purposes of Section 83 of the Code. At that time, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the recipient.

A participant generally will not recognize income upon the grant of performance shares or performance units. Upon payment in respect of performance shares or performance units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received and the fair market value of any unrestricted shares received.

In limited circumstances where the sale of shares received under the stock incentive plan could subject an officer or director to suit under Section 16(b) of the Exchange Act, the federal income tax consequences to the officer or director may differ from the federal income tax consequences described above. In these circumstances, absent a Section 83(b) election (as described above), the principal difference usually will be to postpone valuation and taxation of the shares received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

To the extent that a participant recognizes ordinary income on the payment of an award, the Corporation or the subsidiary for which the participant performs services should be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” with the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m). An employee who recognizes ordinary income ordinarily will be subject to both wage withholding and other employment taxes.

The American Jobs Creation Act of 2004, enacted on October 22, 2004, revised the federal income tax law applicable to certain types of awards that may be granted under the stock incentive plan. Section 409A of the Internal Revenue Code, which contains provisions of this new law, governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of the deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. The Corporation currently operates the stock incentive plan in good faith compliance with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service. When final 409A regulations are issued, the Corporation intends to amend the plan as necessary to comply fully with Section 409A requirements.

Registration with the SEC

The Corporation intends to file a Registration Statement on Form S-8 relating to the issuance of additional shares of its common stock under the stock incentive plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the amendment to the plan by FNB United’s shareholders.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of FNB common stock voted on the proposal at the Annual Meeting is required to approve the amendment to the stock incentive plan. In tabulating the vote, abstentions will have the same effect as votes against the proposal and shares that are the subject of a broker nonvote will be deemed absent and will have no effect on the outcome of the vote

The Board of Directors recommends a vote “FOR” approval of the proposed amendment to the 2003 Stock Incentive Plan.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Secretary of FNB United Corp., 150 South Fayetteville Street, P.O. Box 1328, Asheboro, North Carolina 27204, no later than December 8, 2007 for inclusion in the Corporation’s proxy statement and form of proxy relating to such meeting. If a shareholder notifies the Corporation any later than February 21, 2008 of an intent to present a proposal at the next Annual Meeting of Shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials related to such meeting.

DELIVERY OF PROXY MATERIALS

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon rules of the Securities and Exchange Commission that permit us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Secretary, FNB United Corp., 150 South Fayetteville Street, P.O. Box 1328, Asheboro, North Carolina 27204, or by telephoning us at (336) 626-8300. If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact the bank, broker or other nominee.

OTHER MATTERS

There is no business other than as set forth, so far as now known, to be presented for action by the shareholders at the meeting. It is intended that the proxies will be exercised by the persons named therein upon matters that may properly come before the meeting or any adjournment thereof, in accordance with the recommendations of management.

By Order of the Board of Directors

Michael C. Miller

Chairman and President

Date: April 6, 2007

Appendix A

FNB UNITED CORP.

2003 STOCK INCENTIVE PLAN

1. PURPOSE.

The purpose of this Plan is to attract and retain Key Employees and Non-Employee Directors for FNB United Corp. (FNB) and to provide such persons with incentives and rewards for superior performance and increased shareholder value. This Plan will authorize the Committee to grant Incentive Stock Options, Non-Qualified Stock Options, Restricted Shares, Stock Appreciation Rights, Deferred Shares, Performance Shares, Performance Units and Other Stock-Based Awards to those officers, Key Employees and Non-Employee Directors who are selected to participate in the Plan.

2. DEFINITIONS.

As used in this Plan, the following terms shall be defined as set forth below:

“AFFILIATE” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

“AWARD” means any Option, Stock Appreciation Right, Restricted Shares, Deferred Shares, Performance Shares, Performance Units or Other Stock-Based Awards granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.

“AWARD AGREEMENT” means any written agreement, contract, or other instrument or document evidencing any Award approved or authorized by the Committee and delivered to a Participant.

“BASE PRICE” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

“BOARD” means the Board of Directors of FNB United Corp.

“CHANGE IN CONTROL” means (a) the Company is merged or consolidated or reorganized into or with another corporation, person or entity (including, without limitation, a merger in which the Company is the surviving entity) and, as a result of such transaction, the holders of the Company’s Common Stock immediately before the transaction, as a group, hold less than 50% of the combined voting power of the outstanding securities of the surviving entity immediately after the transaction; (b) the Company’s Common Stock is acquired in a share exchange pursuant to Section 55-11-02 of the General Statutes of North Carolina and, as a result of such transaction, the holders of the Company’s Common Stock immediately before the transaction, as a group, hold less than 50% of the combined voting power of the outstanding securities of the acquiring corporation immediately after the transaction; (c) the Company sells or otherwise transfers assets having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of more than 50% of the Company’s total assets, as reflected on the most recent audited consolidated balance sheet of the Company, and, as a result of such transaction, neither the Company nor the holders of the Company’s Common Stock immediately before the transaction, as a group, hold 50% or more of the combined voting power of the outstanding securities of the transferee immediately after the transaction; (d) there is a report filed on Schedule 13D or Schedule 14D-1 of the Securities Exchange Act of 1934, as amended, by a person (other than a person that satisfies the requirements of Rule 13d-1(b)(1) under the Exchange Act for filing such report on Schedule 13G), which report as filed discloses that any person (as the term “person” is used in Section 13(d) and Section 14(d) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the Company’s Common

Stock (whether by purchase, recapitalization of the Company or otherwise); or (e) if during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of the Plan if the Company or any Company-sponsored employee benefit plan (or any trustee of any such plan on its behalf) files or becomes obligated to file a report or proxy statement disclosing beneficial ownership by a Company-sponsored employee benefit plan of more than 50% of the Company’s Common Stock.

“CODE” means the Internal Revenue Code of 1986, as amended from time to time.

“COMMITTEE” means a Committee of the Board which shall have a least two members, each of whom shall be appointed by and shall serve at the pleasure of the Board and all of whom shall be “disinterested persons” with respect to the Plan within the meaning of Section 16 of the Exchange Act.

“COMPANY” means FNB United Corp. or any successor corporation.

“COVERED OFFICER” means at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the company within the meaning of Section 162(m) of the Code; provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

“DEFERRAL PERIOD” means the period of time during which Deferred Shares are subject to deferral limitations enumerated in Section 10 of this Plan.

“DEFERRED SHARES” means an Award pursuant to Section 10 of this Plan providing the right to receive Shares at the end of a specified Deferral Period.

“DISABILITY” means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company’s then current long-term disability plan.

“DIVIDEND EQUIVALENTS” means amounts equivalent to the dividends paid on Shares of common stock. They may be granted in connection with Awards denominated in notional Shares, or they may be granted on a freestanding basis.

“EARLY RETIREMENT” means, unless otherwise defined in the applicable Award Agreement, the termination of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates at a time when the Participant would meet the age and service requirements for “early retirement” under the terms of the applicable Company pension plan.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time.

“FAIR MARKET VALUE” on any date with respect to the Stock means (1) if the Stock is listed on a national securities exchange, the last reported sale price of the Stock on such exchange or, if no sale takes place on such date, the average of the reported closing bid and asked prices on such date, or (2) if the Stock is otherwise publicly traded, the last reported sale price of the Stock under the quotation system under which such sale price is reported or, if no sale takes place on such date, the average of the reported closing bid and asked prices on such date under the quotation system under which such bid and asked prices are reported, or (3) if no such last sales price or average of the reported closing bid and asked prices are available on such date, such last reported sale price of the Stock or, if no sale takes place, the average of the reported closing bid and asked prices as so reported for the immediately preceding business day (a) on the national securities exchange on which the Stock is listed or, (b) if the Stock is otherwise publicly traded, under the quotation system under which such data are reported, or (4) if none of the prices described above is available, the fair market value per share of the Stock as reasonably determined by the Board.

“FNB” means FNB United Corp. or any successor to such corporation.

“GRANT DATE” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

“GRANTEE” means the person so designated in an agreement as the recipient of an Award granted by the Company.

“HARDSHIP” means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

“INCENTIVE STOCK OPTION (ISO)” means any Option that is intended to qualify as an “Incentive Stock Option” under Section 422 of the Code or any successor provision.

“KEY EMPLOYEE” means an employee of FNB or any Subsidiary or Parent Corporation who, in the judgment of the Committee acting in its absolute discretion, is key to the business performance and success of FNB.

“NON-EMPLOYEE DIRECTOR” means a member of the Board or of an advisory board of a Subsidiary who is not an employee of the Company or an Affiliate.

“NONQUALIFIED STOCK OPTION” or “NQSO” means an Option that is not intended to qualify as an Incentive Stock Option.

“NORMAL RETIREMENT” means, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates in accordance with the terms of the applicable Company pension plan at or after attainment of age 65, or if a Participant is not covered by any such plan, retirement on or after attainment of age 65.

“OPTION” means any Option (ISO or NQSO) to purchase Shares granted under this Plan.

“OPTION PRICE” means the purchase price payable to purchase one share upon the exercise of an Option or other Award.

“OPTIONEE” means the person so designated in an agreement evidencing an outstanding Option or other Award.

“OTHER STOCK-BASED AWARD” means any Award granted under Section 12 of the Plan.

“PARENT CORPORATION” means any corporation, which is a parent of FNB within the meaning of Section 424(e) of the Code.

“PARTICIPANT” means an officer, a Key Employee or a Non-Employee Director who is selected by the Board or the Committee to receive benefits under this Plan, provided that Non-Employee Directors shall not be eligible to receive grants of Incentive Stock Options.

“PERFORMANCE OBJECTIVES” means performance goals or targets established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Committee, Deferred Shares, Options, Restricted Shares or Other Stock-Based Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the division, department or function within the Company or Subsidiary in which the Participant is employed. Any Performance Objectives applicable to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be limited to specified levels of, or increases in, the Company’s or Subsidiary’s return on equity, earnings per share, earnings growth, return on capital, return on assets, divisional return on capital, divisional return on net assets, total shareholder return and/or increase in the Fair Market Value of the Shares. Except in the case of Performance Objectives related to an Award intended to qualify under Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee, after the date of grant, may modify such Performance Objectives, in whole or in part, as the Committee deems appropriate and equitable.

“PERFORMANCE PERIOD” means a period of time established under Section 11 of this Plan within which the Performance Objectives relating to a Performance Share, Performance Unit, Option, Deferred Share or Restricted Share are to be achieved.

“PERFORMANCE SHARE” means an Award pursuant to Section 11 of this Plan that provides the Participant the opportunity to earn one or more Shares contingent upon the achievement of one or more Performance Objectives during a Performance Period.

“PERFORMANCE UNIT” means an Award pursuant to Section 11 of this Plan that provides the Participant the opportunity to earn one or more units, denominated in Shares or cash or a combination thereof, contingent upon achieving one or more Performance Objectives during a Performance Period.

“PERSON” means any individual, corporation, partnership, associate, joint-stock company, trust, unincorporated organization, government or instrumentality of a government or other entity.

“PLAN” means this FNB United Corp. 2003 Stock Incentive Plan as effective as of the date adopted by the Board in 2003 and as amended from time to time thereafter.

“RESTRICTED SHARES” means Shares granted under Section 9 of this Plan subject to such restrictions, including, but not limited to, service requirements and/or Performance Objectives, as may be determined by the Committee at the time of grant.

“RULE 16B-3” means Rule 16b-3 of the Exchange Act and any successor provision thereto as in effect from time to time.

“SHARES” or “STOCK” means Shares of the common stock of FNB United Corp. $2.50 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 4 of this Plan.

“SPREAD” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

“STOCK APPRECIATION RIGHT” means a right granted under Section 8 of this Plan, including a Stock Appreciation Right or a Tandem Stock Appreciation Right.

“SUBSIDIARY” means a corporation or other entity (i) more than 50 percent of whose outstanding Shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding Shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest (representing the right generally to make decisions for such other entity) is, as of the date this Plan is approved by the Board and thereafter owned or controlled directly or indirectly by the Company, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

“TANDEM STOCK APPRECIATION RIGHT” means a Stock Appreciation Right granted pursuant to Section 8 of this Plan that is granted in tandem with an Option or any similar right granted under any other Plan of the Company such that the exercise of one results in the cancellation of the other.

“TEN PERCENT SHAREHOLDER” means a person who owns, at the time of an Award and after taking into account the attribution rules of Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of either FNB, a Subsidiary or a Parent Corporation.

3. SHARES AVAILABLE UNDER THE PLAN.

(a) Subject to adjustment as provided in Section 4 of this Plan, the number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) Awarded as Restricted Shares and released from substantial risk of forfeiture, or (iii) issued or transferred in payment of Deferred Shares, Performance Shares, Performance Units, or Other Stock Based Awards, shall not in the aggregate exceed 1,145,000 Shares. Such Shares may be Shares of original issuance or Shares that have been reacquired by the Company. The number of Performance Units granted under this Plan may not in the aggregate exceed 200,000.

(b) Upon the payment of any Option Price by the transfer to the Company of Shares or upon satisfaction of tax withholding obligations under the Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued or transferred only the number of Shares actually issued or transferred by the Company, less the number of Shares so transferred or relinquished. In any event, the number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options may not exceed 1,145,000, subject to adjustment as provided in Section 4 of the Plan. Upon the payment in cash of a benefit provided by any Award under this Plan, any Shares that were subject to such Award shall again be available for issuance or transfer under this Plan. Performance Units that are paid in Shares or are not earned by a Participant at the end of a Performance Period are available for future grants of Performance Units.

(c) If an Award expires or terminates for any reason without being exercised in full or is satisfied without the distribution of Stock, or Stock distributed pursuant to an Award is forfeited or reacquired by the Company, or is surrendered upon exercise of an Award, the Stock subject to such Award or so forfeited, reacquired or surrendered shall again be available for distribution for purposes of the Plan.

(d) No Participant may receive Awards, including Options, during any one calendar year representing more than 50,000 Shares or more than 25,000 Performance Units.

(e) Any shares issued by the Company in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.

4. ADJUSTMENTS.

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the rights of Optionees or Grantees, then the Committee shall in such manner as it may deem equitable: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (3) the grant or exercise price with respect to any Award under the Plan, provided that in each case, the number of shares subject to any Award shall always be a whole number; (ii) in cancellation of an option, provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) in cancellation of an award, make provision for a cash payment to the holder of an outstanding Award.

5. ADMINISTRATION OF THE PLAN.

(a) This Plan shall be administered by one or more Committees appointed by the Board. Any grants of Awards to officers who are subject to Section 16 of the Exchange Act shall be made by a Committee composed of not less than two members of the Board, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3. Any grant of an Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be made by a Committee composed of not less than two members of the Board, each of whom shall be an “outside director” within the meaning of the regulations under Section 162(m) of the Code. For purposes of grants of Awards to Non-Employee Directors, the entire Board shall serve as the Committee.

(b) The Committee, or Committees, shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority: (i) to select the officers and other Key Employees of the Company, its Subsidiaries and Affiliates to whom Awards may from time to time be granted; (ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Other Stock-Based Awards, Performance Share Awards, Performance Unit Awards, or any combination of the foregoing, granted to any one or more Participants; (iii) to determine the number of Shares to be covered by any Award; (iv) to establish the terms and conditions of any Award, including, but not limited to: (A) the Share price; (B) any restriction or limitation on the grant, vesting or exercise of any Award (including but not limited to, the attainment (and certification of the attainment) of one or more Performance Objectives (or any combination thereof) that may apply to the individual Participant, a Company business unit, including a Subsidiary or an Affiliate, or the Company as a whole); and (C) any waiver or acceleration of vesting or forfeiture provisions regarding any Stock Option or other Award and the Stock relating thereto, based on such factors as the Committee shall determine; and to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant, and whether and to what extent the Company shall pay or credit amounts equal to interest (at rates determined by the Committee), dividends or deemed dividends on such deferrals.

(c) Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; to amend or modify the terms of any Award at or after grant with the consent of the holder of the Award, except to the extent prohibited by Section 7(b); to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). No member of the Committee shall be liable to any person or entity for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the

Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any subsidiary and Affiliate, and Participant, any holder or beneficiary of any Award, any Employee and any Non-Employee Director.

6. ELIGIBILITY.

Any officer, Key Employee (including any employee-director of the Company or of any Subsidiary or Affiliate who is not a member of the Committee) or Non-Employee Director shall be eligible to be designated a Participant.

7. OPTIONS.

The Committee may from time to time authorize grants to Participants of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall specify the number of Shares to which it pertains.

(b) Each grant shall specify an Option Price per Share. Except in the case of Substitute Awards, the Option Price of an Option may not be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the Grant Date. If an officer or Key Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or Parent Corporation (within the meaning of Section 424(e) of the Code), and an Incentive Stock Option is granted to such officer or Key Employee, the Option Price shall be no less than 110% of the Fair Market Value on the Grant Date. Notwithstanding the foregoing and except as permitted by the provisions of Sections 4 and 19(c) hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of such Options, or (ii) cancel such Options and grant substitute Options with a lower Option Price than the cancelled Options.

(c) Each Option may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted for the exercise thereof and shall be exercised by written notice of intent to exercise the Option, delivered to the Company at its principal office, and payment in full to the Company at said office of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares that have been owned by the Optionee for at least six months and have a value at the time of exercise that is equal to the Option Price, together with any applicable withholding taxes, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 7(d) below, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

(d) On or after the Grant Date of any Option other than an Incentive Stock Option, the Committee may determine that payment of the Option Price may also be made in whole or in part in the form of Restricted Shares or other Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 7(d), the Shares received by the Optionee upon the exercise of the Options shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee, provided that such risks of forfeiture and restrictions on transfer apply only to the same number of Shares received by the Optionee as applied to the forfeitable or Restricted Shares surrendered by the Optionee.

(e) Any grant may provide, to the extent permitted by law, for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

(f) Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Non-Employee Director, service on the Board) or other terms and conditions, such as achievement of Performance Objectives, that may be determined by the Committee that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a Change in Control of the Company or other similar transaction or event.

(g) Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options, or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Non-Employee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options or Tandem Stock Appreciation Rights related to such Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all Plans of the Company) exceeds $100,000 such Options shall be treated as Nonqualified Stock Options.

(h) No Option granted under this Plan may be exercised more than 10 years from the Grant Date; provided, however, that if an Incentive Stock Option is granted to an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or Parent Corporation (within the meaning of Section 424(e) of the Code), the term of such Incentive Stock Option shall be no more than five years from the date of grant.

(i) Each grant shall be evidenced by an agreement executed on behalf of the Company by any officer thereof and delivered to the Optionee and containing such terms and provisions as the Committee may determine consistent with this Plan.

8. STOCK APPRECIATION RIGHTS.

The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right provides a Participant the right to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent), of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash;

(b) Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date;

(c) Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable;

(d) Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a Change in Control of the Company or other similar transaction or event,

(e) On or after the Grant Date of any Stock Appreciation Rights, the Committee may provide for the payment to the Participant of Dividend Equivalents thereon in cash or Shares on a current, deferred or contingent basis,

(f) Each grant shall be evidenced by an agreement executed on behalf of the Company by any officer thereof and delivered to the Optionee, which shall describe the subject Stock Appreciation Rights, identify any related

Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan,

(g) Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under this or any other Plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of the related Option (or such other right) for cancellation;

(h) Each grant of a Stock Appreciation Right shall specify in respect of each Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value of the Shares on the Grant Date. Successive grants of Stock Appreciation Rights may be made to the same Participant regardless of whether any Stock Appreciation Rights previously granted to such Participant remain unexercised. Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a Change in Control of the Company or other similar transaction or event. No Stock Appreciation Right granted under this Plan may be exercised more than 10 years from the Grant Date.

9. RESTRICTED SHARES.

The Committee may also authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, entitling such Participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

(c) Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a Change in Control of the Company or other similar transaction or event.

(d) Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal by the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

(e) Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 11 of this Plan regarding Performance Shares and Performance Units.

(f) Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and reinvested on an immediate or deferred basis in the form of cash or additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(g) Each grant shall be evidenced by an agreement executed on behalf of the Company by any officer thereof and delivered to the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing

Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

(h) At the end of the restricted period and provided that any other restrictive conditions of the Restricted Shares Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.

10. DEFERRED SHARES.

The Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(b) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

(c) Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a Change in Control of the Company or other similar transaction or event.

(d) During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such Shares, but the Committee may on or after the Grant Date authorize the payment of Dividend Equivalents on such Shares in cash or additional Shares on a current, deferred or contingent basis.

(e) Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 11 of this Plan regarding Performance Shares and Performance Units. Except as otherwise determined by the Committee, all Deferred Shares and all rights of the grantee to such Deferred Shares shall terminate, without further obligation on the part of the Company, unless the Grantee remains in continuous employment of the Company for the entire Deferral Period in relation to which such Deferred Shares were granted and unless any other restrictive conditions relating to the Deferred Shares are met.

(f) Each grant shall be evidenced by an agreement executed on behalf of the Company by any officer thereof and delivered to the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan.

11. PERFORMANCE SHARES AND PERFORMANCE UNITS.

The Committee also may authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a) Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(b) The Performance Period with respect to each Performance Share or Performance Unit shall commence on a date specified by the Committee at the time of grant and may be subject to earlier termination in the event of a Change in Control of the Company or other similar transaction or event.

(c) Each Award shall specify the Performance Objectives that are to be achieved by the Participant with respect to the grant or the vesting thereof.

(d) Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and shall set forth a formula or other procedure for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(e) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

(f) Any grant of Performance Shares or Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed a maximum specified by the Committee on the Grant Date.

(g) Any grant of Performance Shares may provide for the payment to the Participant of Dividend Equivalents thereon in cash or additional Shares on a current, deferred or contingent basis.

(h) If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

(i) Each grant shall be evidenced by an agreement executed on behalf of the Company by any officer thereof and delivered to the Participant, which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

12. OTHER STOCK-BASED AWARDS.

The Committee shall have the authority to grant to Participants an “Other Stock-Based Award,” which shall consist of any right that is (a) not an Award described in Sections 7 through 11 above and (b) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

13. AWARDS TO NON-EMPLOYEE DIRECTORS.

The Board may grant to Non-Employee Director’s awards in the form of Nonqualified Stock Options, Stock Appreciation Rights, Restricted Shares, Deferred Shares and/or Other Stock Based Awards, including unrestricted Shares. The grants may be made according to an approved formula of the Board or made at the discretion of the Board from time to time. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board or an advisory board of a Subsidiary, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law.

14. PROVISIONS APPLICABLE TO COVERED OFFICERS AND PERFORMANCE-BASED AWARDS.

Notwithstanding anything in the Plan to the contrary, unless the Committee determines otherwise, all performance-based Awards granted hereunder shall be subject to the terms and provisions of this Section 14:

(a) The Committee may grant to Covered Officers performance-based Awards that vest or become exercisable upon the attainment of performance targets related to one or more Performance Objectives selected by the Committee from among the list of Performance Objectives contained herein. For the purposes of this Section 14, performance goals shall be limited to one or more of the Performance Objectives or any combination thereof. Each Performance Objective may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or Shares outstanding, or to assets or net assets.

(b) With respect to any Covered Officer, the maximum annual number of Shares in respect of which all performance-based Restricted Shares, Deferred Shares, Performance Shares, Performance Units and Other Stock-Based Awards may be granted under the Plan is 50,000 and the maximum annual amount of any Award settled in cash is $250,000.

(c) To the extent necessary to comply with Section 162(m) of the Code, with respect to Restricted Share Awards, Deferred Share Awards, Performance Share Awards, Performance Unit Awards and Other Stock-Based Awards, no later than 90 days following the commencement of each Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) select the Performance Objective or Objectives applicable to the Performance Period, (ii) establish the various targets and bonus amounts which may be earned for such Performance Period, and (iii) specify the relationship between Performance Objectives and targets and the amounts to be earned by each Covered Officer for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such Performance Period. In determining the amount earned by a Covered Officer for a given Performance Period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

15. TRANSFERABILITY.

(a) Except as provided in Section 15(b), no Award granted under this Plan may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

(b) The Committee may expressly provide in a Nonqualified Stock Option agreement (or an amendment to such an agreement) that a Participant may transfer such Nonqualified Stock Option to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of any such Nonqualified Stock Option shall be prohibited except in accordance with this Section 15(b). All terms and conditions of any such Nonqualified Stock Option, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 15(b).

(c) Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 9 of this Plan, shall be subject to further restrictions upon transfer.

16. FRACTIONAL SHARES.

No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

17. WITHHOLDING TAXES.

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. The Committee may provide, at its discretion, for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payments of any Award other than ISO’s.

18. CERTAIN TERMINATIONS OF EMPLOYMENT, HARDSHIP AND APPROVED LEAVES OF ABSENCE.

Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, Disability, Normal Retirement, Early Retirement with the consent of the Company or leave of absence approved by the Company, or in the event of Hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 15(b) or (c) of this Plan, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including without limitation waiving or modifying any limitation or requirement with respect to any Award under this Plan.

19. AMENDMENTS AND OTHER MATTERS.

(a) The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall increase any of the limitations specified in Sections 3 or 14(b) of this Plan, other than to reflect an adjustment made in accordance with Section 4, without the further approval of the shareholders of the Company.

(b) Subject to the restrictions of Section 7(b) hereof, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(c) The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with a performance-based Award’s meeting the requirements of Section 162(m) of the Code.

(d) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

(e) To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

20. GOVERNING LAW.

The validity, construction and effect of this Plan and any Award hereunder shall be determined in accordance with the laws (including those governing contracts) of the State of North Carolina, without giving effect to the conflicts of law principles thereof.

21. NO RIGHTS TO AWARDS.

No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Non-Employee Directors, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

22. SHARE CERTIFICATES.

All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

23. AWARD AGREEMENTS.

Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Award Agreement shall be executed or acknowledged by the Participant only if required by the Committee.

24. NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS.

Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval as such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

25. SEVERABILITY.

If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

26. OTHER LAWS.

The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

27. NO TRUST OR FUND CREATED.

Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

28. HEADINGS.

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

29. EFFECTIVE DATE AND SHAREHOLDER APPROVAL.

This Plan shall become effective upon its approval by the Board subject to approval by the shareholders of the Company at the next Annual Meeting of Shareholders. The Committee may grant Awards subject to the condition that this Plan shall have been approved by the shareholders of the Company.

30. TERMINATION.

This Plan shall terminate ten years from the date on which this Plan is first approved by the Board, and no Award shall be granted after that date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

PROXY CARD

FNB UNITED CORP.

150 South Fayetteville Street

Asheboro, North Carolina 27203

Proxy for Annual Meeting of Shareholders — May 8, 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Larry E. Brooks and Eugene B. McLaurin, II, or either of them, proxies with full power of substitution to vote all shares of FNB United Corp. standing in the name of the undersigned at the above Annual Meeting of Shareholders to be held at AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, at 1:00 p.m. (local time) on May 8, 2007, and all adjournments thereof. The shares represented by this proxy will be voted as instructed by you. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE

VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

ê    FOLD AND DETACH HERE    ê

FNB UNITED CORP. — ANNUAL MEETING, MAY 8, 2007

YOUR INSTRUCTIONS TO VOTE ARE IMPORTANT!

Proxy Materials are available on-line at:

http://www.MYYESBANK.com

You can provide your instructions to vote in one of three ways:

1.	Call toll free 1-866-353-7841 on a Touch-Tone Phone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/fnbn and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

	Revocable Proxy FNB United Corp.	Please mark as indicated in this example	☒
Annual Meeting of Shareholders May 8, 2007

	For	Withhold All	For All Except		For	Against	Abstain
1. ELECTION OF DIRECTORS: CLASS I DIRECTOR TO SERVE FOR ONE-YEAR TERM EXPIRING IN 2008: (1) Robert P. Huntley	☐	☐	☐	2. APPROVAL OF AN AMENDMENT TO THE FNB UNITED CORP. 2003 STOCK INCENTIVE PLAN TO INCREASE THE SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN FROM 420,000 SHARES TO 1,145,000 SHARES	☐	☐	☐

CLASS II DIRECTOR TO SERVE FOR TWO-YEAR TERM EXPIRING IN 2009:

(2) Carl G. Yale

CLASS III DIRECTORS TO SERVE FOR THREE-YEAR TERMS EXPIRING IN 2010:

(3) James M. Campbell, Jr. (4) R. Larry Campbell

(5) Thomas A. Jordan (6) H. Ray McKenney, Jr.

(7) Michael C. Miller

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) in the space provided below.				Mark here if you plan to attend the meeting			☐

				Mark here for address change and note change			☐

Please be sure to date and sign this proxy card in the box below.	Date ________________

The Board of Directors recommends a vote “For” Items 1 and 2. The proxy will be voted accordingly unless otherwise specified. The proxies will vote in their discretion on such other matters as may properly come before the meeting and at any adjournment of the meeting.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON.

Sign above

* * * IF YOU WISH TO PROVIDE YOUR PROXY TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
é	é
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote by proxy:

1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., May 8, 2007. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., May 8, 2007. 1-866-353-7841	Vote by Internet anytime prior to 3:00 a.m., May 8, 2007. https://www.proxyvotenow.com/fnbn

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS : Access at http://www.MYYESBANK.com

Your vote is important!